As filed with the Securities and Exchange Commission on February 05, 1998
                                               Registration No. 333-29859

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                        ---------------------
                          Amendment No. 3 to
                              FORM SB-2
                        REGISTRATION STATEMENT
                                Under
                The Securities Act of 1933, as Amended
                        ----------------------
                   WALLSTREET RACING STABLES, INC.
          (Exact name of registrant as specified in charter)

         Colorado                           7948                 84-1313024
(State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)    Classification Code)    Identification No.)

                    5525 Erindale Drive, Suite 201
                   Colorado Springs, Colorado 80918
                            (719) 260-8509
            (Address and telephone number of registrant's
          principal executive offices and place of business)

                   Raymond E. McElhaney, President
                    5525 Erindale Drive, Suite 201
                   Colorado Springs, Colorado 80918
                            (719) 260-8509
      (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
                        David J. Babiarz, Esq.
                          Brad Ramming, Esq.
                    Overton, Babiarz & Sykes, P.C.
                7720 East Belleview Avenue, Suite 200
                      Englewood, Colorado  80111
                            (303) 779-5900
   Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

                   CALCULATION OF REGISTRATION FEE

  Title of each           Amount      Proposed       Proposed       Amount of
 class of securities      to be       maximum        aggregate      registration
  to be registered       registered   offering price offering price    fee

Common Shares, par value
 $.001, issuable for cash.. 500,000   $1.00          $500,000        $151.52

Common Shares, par value
$.001, issuable upon
exercise of Warrants.......  54,500   $1.00          $ 54,500         $33.03

Totals..................... 554,500                  $554,500        $184.55

            AMENDMENT FILED IN ACCORDANCE WITH RULE 473(a)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to dely its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the
Securities Act of 1933, as amended, check here:    X

                     CROSS REFERENCE SHEET

 Showing location in the Prospectus of Information Required by
             Items 1 through 23, Part I on Form SB-2

Item Number and Caption                      Prospectus Caption

1.   Front of Registration
     Statement and Outside Front
     Cover Page of Prospectus........................Cover Page

2.   Inside Front Cover and Outside                  Inside Front and Outside
     Back Cover Pages of Prospectus..................Back Cover Pages

3.   Summary Information and Risk                    Prospectus Summary;
     Factors.........................................Risk Factors

4.   Use of Proceeds.................................Use of Proceeds

5.   Determination of Offering Price.................Risk Factors; Plan of
                                                     Distribution

6.   Dilution........................................Risk Factors;
                                                     Dilution

7.   Selling Security Holders........................Not Applicable

8.   Plan of Distribution............................Outside Front Cover Page;
                                                     Plan of Distribution

9.   Legal Proceedings...............................Business-Legal Proceedings

10.  Directors and Executive Officers,
     Promoters and Control Persons...................Management

11.  Security Ownership of Certain
     Beneficial Owners and
     Management......................................Principal Shareholders

12.  Description of Securities.......................Outside Front Cover Page;
                                                     Description of Securities


                     CROSS REFERENCE SHEET

 Showing location in the Prospectus of Information Required by
             Items 1 through 23, Part I on Form SB-2

13.  Interest of Name Experts and
     Counsel.........................................Legal Matters

14.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities..Indemnification

15.  Organization within Five Years..................Business; Certain
                                                     Transactions

16.  Description of Business.........................Prospectus Summary;
                                                     Business

17.  Management's Discussion and Analysis
     or Plan of Operation............................Use of Proceeds;
                                                     Management's Discussion and
                                                     Analysis or Plan of
                                                     Operation; Business

18.  Description of Property.........................Business

19.  Certain Relationships and Related
     Transactions....................................Certain Transactions

20.  Market for Common Equity and
     Related Stockholder Matters.....................Risk Factors; Market for
                                                     Company's Securities;
                                                     Description of Securities

21.  Executive Compensation..........................Management

22.  Financial Statements............................Financial Statements

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure............................Not Applicable


Prospectus
                  WALLSTREET RACING STABLES, INC.
                  554,500 Shares of Common Stock,
                     Par Value $.001 per share

                  Offering Price: $1.00 per share

     Wallstreet Racing Stables, Inc. (the "Company") offers hereby
500,000 shares of its Common Stock, par value $.001 per share (the
"Common Shares") on a "best efforts" basis at an offering price of $1.00 per share. The offering will be conducted by the Company through its officers and directors commencing with the date of this Prospectus and continuing for a period of ninety (90) days thereafter, unless such period is extended in the sole discretion of the Company for an additional period of time not to exceed thirty (30) days in the aggregate. The offering will be conducted by the Company through its President, Mr. Raymond E. McElhaney, its Vice President of Corporate Development, Ronald R. McGinnis, and its Directors Clifford Thygesen and Wayne Bamford. The Common Shares may also be offered through broker/dealers ("Participating Broker/Dealers") who are members of the National Association of Securities Dealers, Inc. ("NASD"). A commission will not be paid to the Company or its officers and directors for sales effectuated by them. There is no minimum number of Common Shares or sales proceeds which must be received to complete the offering. As a result, all proceeds will be immediately deposited into the Company's bank account and available for all valid corporate purposes. The Company may receive no or nominal proceeds from this offering, and in that event, such level of proceeds would significantly restrict the Company's operations and would have a substantial adverse effect on the Company and investors.

THIS OFFERING AND THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH
DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION.  (SEE "RISK
FACTORS" AND "DILUTION")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price          Underwriting        Proceeds
                    to the         Discounts and       to the
                    Public         Commissions(1)      Company(2)

Per Common Share....$      1.00    $     0.10          $       .90
Total...............$   500,000    $   50,000          $   450,000

1. Includes a maximum ten percent (10%) selling commission payable to Participating Broker/Dealers in connection with sales made through the efforts of such firms. In connection with any engagement of Participating Broker/Dealers, the Company may agree to indemnify Participating Broker/Dealers against certain liabilities, including liabilities under the Securities Act of 1933. No commission or other renumeration will be paid to officers or directors of the Company, although such persons may be reimbursed for out-of-pocket expenses incurred in connection with the offering. (See "PLAN OF DISTRIBUTION").

2. Before deducting expenses of the offering payable by the Company and estimated to be $20,000. (See "USE OF PROCEEDS").

        The date of this Prospectus is February 05, 1998.



     The remaining 54,500 Common Shares are issuable upon exercise of oustanding Common Stock Purchase Warrants ("Warrants"). The transferrable Warrants were issued in connection with two private placements previously conducted by the Company. Each Warrant is immediately exercisable and entitles the holder to acquire one (1) Common Share at $1.00 per share until April 30, 1998. Any solicitation of exercise of the Warrants will be made only by the Company, through the aforementioned officers and directors, and no commissions will be paid by the Company in connection with the exercise of any of the Warrants.

     The Common Shares currently trade in the over-the-counter market and are quoted on the NASD Bulletin Board under the symbol "WRSB".
On February 04, 1998, the most recent date for which information is available, the price of the Common Shares as quoted in the Bulletin Board, was $2.00 bid and $3.00 asked. Prior to this offering, there has been an extremely limited market for the Common Shares and there is no assurance that one will continue after completion of this offering. The offering price of the Common Shares has been arbitrarily determined by the Company based on recent sales prices of the Common Shares and bears no necessary relationship to the Company's assets, book value, results of operations or other generally accepted criteria.
(See "RISK FACTORS" and "DESCRIPTION OF SECURITIES").

     This offering is not contingent upon a minimum number of shares being sold and is being conducted on a first come, first served basis. If subscriptions exceed 500,000 Common Shares, all excess subscriptions will be promptly returned to subscribers, without
interest thereon or deduction therefrom.   Subscribers to the first
500,000 Common Shares will not be entitled to a return of their subscription following receipt by the Company.

     In order to exercise the Warrants, holders of the Warrants must reside in jurisdictions in which the Company may qualify its Common Shares for sale. It is possible that the Warrants may be held by persons residing in states where the Company is unable to qualify the underlying shares for sale. Holders of Warrants residing in those states, and in other states where the offering of the underlying Common Shares is not qualified, would have no choice but to attempt to sell their Warrants or let them expire unexercised. (See "RISK FACTORS").

     The Company anticipates that sales of Common Share underlying the Warrants may be effected from time to time on and after the date of this Prospectus, by or for the account of the holders (the
"Selling Shareholders") in negotiated transactions, in the open market or otherwise. Sales may be made by or through broker/dealers, either acting as agent for the Selling Shareholders or for their own accounts. Any commission or other sales expenses will be paid by the Selling Shareholders or the purchasers of Common Shares. The Company will not receive any proceeds from resale of the Common Shares sold by any of the Selling Shareholders. However, the Company will receive the proceeds upon exercise of any or all of the outstanding Warrants, of which there is no assurance. (See "PLAN OF DISTRIBUTION").

                       ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, 450 5th Street N.W., Washington, D.C. 20549, its Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, regarding the securities offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement. For further information regarding the Company and the securities offered, reference is made to the Registration Statement and the exhibits filed therewith.

                                 ii



     The Company is not presently subject to Section 14 of the Securities Exchange Act of 1934 (the "1934 Act"), the Federal statute governing the use and solicitation of proxies and tender offers. However, if this offering is completed, the Company intends to register under the 1934 Act and to comply with all reporting requirements imposed thereby, including delivery to its shareholders in conjunction with each annual meeting of an annual report relating to the operations of the Company and containing financial statements examined and reported upon by independent accountants. In addition, the Company may furnish to its shareholders such other reports as may be authorized from time to time, by the Board of Directors. (See "DESCRIPTION OF SECURITIES-Reports to Shareholders").

                     LIMITED STATE REGISTRATION

     Sale of the Company's Common Stock by existing shareholders is presently qualified only in Colorado, and the Company anticipates that the Common
Shares offered hereby will be registered or qualified for sale in a limited number ofjurisdictions. As a result, purchasers in this offering and in any subsequent trading market may have difficulty selling their Common Shares, should they desire to do so. The Company has filed an application to register sale of the Common Shares in the state of Colorado which registration will be effective concurrent with the Registration Satement of which this Prospectus is a part. The Company also anticipates the sale of a limited number of Common Shares in Florida, Illinois, New Jersey, Ohio and Texas under exemptions available in those states. Purchasers in this offering will generally be limited to reselling the Common Shares in these states, together with other jurisdictions in which the Company may qualify secondary trading of the Common Shares. The Company intends to publish information in Standard & Poor's Corporation Records in order to avail itself of the "manual" exemption available in certain states for secondary trading. Notwithstanding such efforts however, purchasers in this offering may have difficulty selling the Common Shares, should they desire to do so.

         SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained herein constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include without limitation statements regarding the Company's plan of business operations and related expenditures, anticipated race careers of Company owned thoroughbreds and stabling and training information. Factors that could cause actual results to differ materially include, among others, the following: the health and training progress of the thoroughbreds, availability of training and stabling facilities, general economic conditions and the overall thoroughbred horse racing industry. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward looking statements. Except as otherwise required by applicable securities, statues or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER OF THE COMMON SHARES COVERED BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                iii



                         TABLE OF CONTENTS

Prospectus Summary.......................................         1

Definitions..............................................         5

Risk Factors.............................................         6
     Risk Factors Relating to the Company................         6
     Risks Relating to the Thoroughbred Racing Business..         9
     Risk Relating to the Offering.......................        10

Dilution.................................................        14

Use of Proceeds..........................................        15

Market for Company's Securities..........................        17

Management's Discussion and Analysis Or
Plan of Operation........................................        18

Business.................................................        23

Management...............................................        33

Conflicts of Interest....................................        38

Shareholdings of Management and Principal Shareholders...        39

Certain Relationships and Related Transactions...........        41

Description of Securities................................        42

Plan of Distribution.....................................        45

Legal Matters............................................        47

Financial Statements.....................................        48




                         PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. Prospective investors should carefully review the balance of this Prospectus and the exhibits hereto before making an investment in the Securities offered hereby.

The Company

     Wallstreet Racing Stables, Inc. (the "Company") is a Colorado corporation organized on July 18, 1995. The Company was organized to engage in all phases of the thoroughbred horse racing industry including, but not limited to, acquiring, breeding, racing and selling thoroughbred racehorses, broodmares and their offspring both privately and at public auction. From the date of its inception, the Company's activities have been primarily limited to acquiring its interest in racing stock, bloodstock, organizational efforts and obtaining initial financing.
     As of the date of this Prospectus, the Company owns an interest in five Thoroughbreds. Da Hoss is a multiple stakes winning six year old Gelding with lifetime winnings of approximately $1,400,000.
The Company owns a fifteen percent interest in that Thoroughbred, which is currently in training and recovering from surgery on a leg tendon. There is no assurance that his condition will allow continued racing. In the event Da Hoss is unable to resume his racing career, investors should be aware the Company's operations would be adversely affected. Further, as Da Hoss is a Gelding and therefore, unsuitable for breeding purposes, investors should be aware the value of Da Hoss as a Company asset would be greatly diminished. (See "BUSINESS -
Description of Company Thoroughbreds").

     The Company also owns three three-year olds, all of which are currently in training. The Company owns a 90% interest in two Colts, both of which were acquired by the Company as Yearlings. The Company owns a 25% interest in the remaining three-year old, a Filly also acquired as a Yearling at the Keeneland September Yearling Sale. The remaining Thoroughbred is a two-year old recently purchased at public auction, in which the Company owns a 90% interest. (See Table I, "BUSINESS").

     For the twelve months immediately preceding the date of this Prospectus, management has directed its efforts at obtaining financing to meet working capital requirements and to acquire the Company's interest in the Company horses. Financing to date in the amount of $109,000 has been obtained from the proceeds of two private placements of equity securities. Management anticipates that the future efforts of the Company will be directed toward acquiring additional race prospects, racing them and selling or ultimately syndicating them to generate revenues and profits for the Company.
As of the date of this Prospectus, the Company has no preliminary agreements or understandings regarding the acquisition of additional race prospects. Acquisition of additional bloodstock will be directly related to the proceeds received in this offering and the availability of working capital. In the event the Company receives no or nominal proceeds from this offering, management anticipates that efforts would be focused on boarding, training and racing existing Bloodstock rather than acquiring new prospects. Management does not anticipate that it will engage in the business of breeding thoroughbred race horses, although management reserves the right to do so should it ultimately be determined that it is in the best interest of the Company and its shareholders. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION").

     The Company currently has limited revenues, and it is not anticipated that additional revenues will be received until such time as additional horses are adequately prepared for racing or the Company determines to sell one or more of the Thoroughbreds. (See "BUSINESS").

     Success of the Company will initially be dependent upon the efforts and expertise of certain of its officers and directors.
Messrs. Raymond E. McElhaney and Bill M. Conrad, President and Vice-President/Secretary, respectively, of the Company, have substantial experience in the thoroughbred industry and will initially be responsible for selection of racing prospects and retention of a trainer to prepare the prospects for racing. Messrs. McElhaney and Conrad have been engaged in different phases of the thoroughbred industry for approximately 15 years. Messrs. McElhaney and Conrad have also managed thoroughbred racing partnerships. (See "MANAGEMENT.").

     The Company's executive offices are located at 5525 Erindale
Drive, Suite 201, Colorado Springs, Colorado 80918, and its telephone number is (719) 260-8509.

                                 2



The Offering

     Securities Offered..............        554,500 Common Shares, par value,
                                             $.001 per share.
                                             (See "DESCRIPTION OF SECURITIES").

     Offering Price..................        $1 per Share.

     Common Shares Outstanding
     Before the Offering(1)(2).......        697,000

     Warrants Outstanding
     Before the Offering.............         54,500

     Common Shares Outstanding
     After the Offering(1)(2)(3).....      1,197,000

     Warrants Outstanding
     After the Offering..............         54,500

     Net Proceeds(4).................       $480,000
________________________
     (1) Does not include up to 1,000,000 Common Shares reserved for issuance under the Company's Non-Qualifying Stock Option Plan. (See"MANAGEMENT- Stock Option Plan").

     (2) Excludes 54,500 Common Shares underlying the Warrants previously issued by the Company.

     (3) Assumes sale of all Common Shares offered hereby for cash, of which there is no assurance, but issuance of no Common Shares underlying the Warrants.

     (4) Without giving effect to the possible exercise of the Warrants, and after taking into effect the estimate expenses of this offering of $20,000.

Use of Proceeds

     The proceeds of this offering will be used primarily for repayment of debt, the purchase of additional thoroughbred racing stock, for expenses to be incurred in training and preparing the prospects for racing, other maintenance expenses, general and administrative expenses and working capital. (See "USE OF PROCEEDS").

Risk Factors

     This offering involves a high degree of risk. Risk factors involving the Company include lack of operating history, need for additional working capital, dependence on key personnel, limited racing prospects, risks inherent in the thoroughbred industry, possible uninsured losses and inexperience of management. Risk factors relating to the offering include lack of minimum offering proceeds, "penny stock" regulation, arbitrary offering price and limited trading market for the securities offered. (See "RISK FACTORS").

                                3



Summary Financial Information

     The following unaudited information summarizes financial information of the Company at June 30, 1996, for the period from inception to June 30, 1996, at June 30, 1997 and for the three month interim period ended September 30, 1997. The information in this table should be read in conjunction with the more detailed financial information contained in Financial Statements appearing elsewhere in this Prospectus, together with MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

                                                               Period from
                                Three Months                   Inception
                                Ended           Year ended    (July 18, 1995) to
                                Sept. 30, 1997  June 30, 1997  June 30, 1996

Statement of Operations Data:

Revenues......................  $   126         $104,802              -0-
Expenses......................   51,369          157,683        $  145,952
Other income (Expenses) ......     (182)            (189)          (26,692)
Net income (Loss).............  (51,425)         (53,070)         (172,644)

                                Sept. 30, 1997   June 30, 1997  June 30, 1996
Balance Sheet Data:

Working capital ..............  $(61,013)        $   (274)      $    9,372
Total assets..................    61,995           56,950           39,959
Long term debt................       -0-              -0-              -0-
Shareholders' equity..........    (7,948)          39,477           10,047
___________________

The Company has paid no dividends since inception.

                                4



                            DEFINITIONS

As used in this Prospectus, the following definitions of terms are applicable:

       Bloodstock shall mean any thoroughbred or other horse available for sale.

       Colt shall mean a male horse, not castrated, prior to his fifth birthday.

       Company Horses and Company Thoroughbreds shall mean one or more thoroughbred racehorses owned by the Company for the business described herein.

       Farrier shall mean an individual engaged in the business of shoeing horses.

       Filly shall mean a female horse prior to her fifth birthday.

       Foal shall mean a horse under one year of age.

       Foaled shall mean to give birth to a horse.

       Gelding shall mean a castrated male horse.

       In foal shall mean a pregnant horse.

       Mare or Broodmare shall mean a female horse of breeding age. As used with regard to a specific horse, mare means the female parent.

       Sire or Stallion shall mean a male horse of breeding age and capable of breeding. As used with regard to a specific horse, sire shall mean the male parent.

       Thoroughbred shall mean a distinctive breed of horse used primarily for racing; generally, a thoroughbred must be registered with The Jockey Club in the United States, or a similar institution in other countries, to participate in sanctioned races; and, in the context of this Prospectus, any of one or more thoroughbred horses which may be acquired, owned and sold by the Company.

       Yearling shall mean any horse during the first year following the year of its birth. All thoroughbreds become Yearlings on January 1 following the year of their birth.

       Weanling means a foal prior to January 1st following the year to was born.

                                 5



                            RISK FACTORS

     The purchase of these securities involves a high degree of risk. Prospective investors should carefully consider the following facts, among others set forth in this Prospectus, before making a decision to purchase the securities offered hereby.

Risk Factors Relating to the Company

     1. Limited Operating History and Revenues. The Company was organized on July 18, 1995 and its revenue has been limited to a share of purses won by Da Hoss. Consequently, the Company has only a limited operating history and limited revenues. Activities to date have been limited to acquiring an interest in certain thoroughbreds, organizational efforts and obtaining initial financing. The Company must be considered in the promotional stage and in its early phase of development embarking upon a new venture. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital and intense competition. The likelihood of success of the Company must be considered in light of such problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION-Plan of Operation" and "BUSINESS").

     2.   Limited Capitalization and Lack of Working Capital.  The
Company has extremely limited capitalization and is dependent on the proceeds of this offering, achieving profitable operations and
receipt of additional financing to continue as a going concern.   The
Company has substantial commitments for boarding and training of its existing Thoroughbreds and repayment of debt, in addition to proposed capital expenditures for additional Bloodstock. In the event the Company receives no or nominal proceeds from this offering, acquisition of additional racing prospects and Bloodstock would be curtailed. Even assuming receipt of maximum proceeds from this offering, the Company will likely require additional capital from outside sources in order to continue as a going concern. The Company will endeavor to finance its need for additional working capital through debt or private equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage, pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - Plan of Operation.").

     3. No Assured Racing Prospects. While the Company has an interest in five different Thoroughbreds as of the date of this Prospectus, only four of the horses are of sufficient age and temperament to permit racing. Three of the Thoroughbreds are three-year olds who only recently commenced their race training, one of which actually raced in 1997. The other, Da Hoss, is a

                                 6


six-year old Thoroughbred stakes-winning Gelding in which the Company owns a fifteen percent (15%) interest. However, Da Hoss recently underwent surgery in an effort to correct an injury to his leg tendon and only recently resumed training. While the three-year olds in which the Company currently has an interest are currently being trained for racing, the Company is unable to predict with any degree of certainty when, if at all, their race campaigns will resume or commence. As a result, as of the date of this Prospectus, the Company does not have an assured source of revenue from race prospects. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS - Plan of Operation" and "BUSINESS").

     4. Dependence on a Limited Number of Prospects. The proceeds from this offering have been budgeted to acquire up to four additional Thoroughbreds racing prospects. Management has not entered into any definitive form of agreement or begun negotiations with any third parties for the purchase of additional racing prospects as of the date of this Prospectus. Accordingly, the success of the Company will be dependent on only a limited number of prospects. Injury or loss to any one of these prospects could substantially and adversely effect the Company's operations. The Company has endeavored to reduce this risk by obtaining mortality and surgical insurance on three of the prospects currently owned, but there is no assurance that this insurance will be continued or that it will insure against all loses which might be incurred. Nonetheless, the Company's future financial success will depend on the limited number of horses currently owned until the Company can expand and diversify its stable. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS - Plan of Operation" ).

     5.   Dependence on Key Personnel.  Initially, success of the
Company is entirely dependent upon the management efforts and expertise of Messrs. Raymond E. McElhaney and Bill Conrad, and to a lesser extent, Mr. Michael Dickinson, Mr. Kelly Ackerman and other trainers to be retained by the Company. The Company intends to utilize the experience and contacts of Messrs. McElhaney and Conrad in acquiring racing prospects and obtaining training assistance. The Company heavily depends upon the skills of Messrs. McElhaney and Conrad in administration of the Company's business. Mr. Dickinson is the trainer of Da Hoss, and as such, is responsible for his training and racing when Da Hoss is healthy. Mr. Kelly Ackerman is the trainer of two of the three-year olds and will be responsible for training and certain racing decisions. A loss of the services of any of these individuals could adversely affect the conduct of the Company's business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for either of such individuals, or that a replacement could be hired on terms which are favorable to the Company. The
Company currently maintains no key man insurance on the lives of any of its officers or directors. (See "MANAGEMENT" ).

     6. Conflict of Interest. Officers and directors of the Company are subject to potential conflicts of interest in their service to the Company. Each of the officers and directors was a general partner of Wallstreet Racing Stables III, a Colorado General Partnership, from which the Company acquired Da Hoss. Accordingly, the terms and conditions of that acquisition were not negotiated in arms length transactions. The Company did not obtain an independent appraisal of the value of the interest in that Thoroughbred. However, management is of the opinion that the terms and conditions of the transaction was no less favorable than could be obtained from an unaffiliated party.

                                 7



     Since each of the officers and directors is engaged in other business enterprises, and has not devoted their full time to the affairs of the Company, they are also subject to potential conflicts with regard to time, effort and corporate opportunity. Messrs. McElhaney, Conrad and McGinnis are each engaged in a variety of other businesses, both within and without the Thoroughbred industry. None of the officers or directors will devote full time to the affairs of the Company. However, officers and directors are aware of their fiduciary duty to the Company and believe they have sufficient time to devote to its affairs. In addition, each of the officers and directors is aware of the doctrine of corporate opportunity as it relates to their position as officers and directors. It is anticipated that Messrs. McElhaney and Conrad will devote approximately 50% of their time to the affairs of the Company subsequent to this offering. (See "CONFLICTS OF INTEREST").

     7. Intense Competition. There are numerous nationally and internationally-known corporations and entities which are engaged in the type of business proposed to be engaged in by the Company. Numerous individuals and entities are engaged as owners and trainers of Thoroughbred racehorses, both within the United States and abroad. Competition for the acquisition and training of thoroughbred prospects is intense. All of these entities seek to place racing prospects in the premier races throughout the United States, such as the Kentucky Derby, the Preakness and Belmont Stakes. In the case of disposition of the Company's Thoroughbreds, the Company would be competing against major breeders and dealers at private and public sales. Most of these competitors have substantially greater financial and personnel resources than the Company. Accordingly, the Company will be at a competitive disadvantage vis-a-vis its competitors. (See "BUSINESS - Competition").

     8. Control of the Company. Following the sale of all Common Shares offered hereby, of which there is no assurance, officers and directors of the Company will retain approximately 59% of all the outstanding Common Stock, without taking into account other changes subsequent to this offering and Common Stock issuable upon exercise of the outstanding Warrants. Accordingly, management will have control of the Company. (See "PRINCIPAL SHAREHOLDERS" and "DESCRIPTION OF SECURITIES").

     9. Lack of Dividends. The Company has paid no dividends on its Common Stock to date, and there are no plans to pay any in the foreseeable future. Initial earnings which the Company may realize, if any, will be retained to finance growth of the Company. Any future dividends, of which there can be no assurance, will be directly dependent upon the earnings of the Company, its financial requirements and other factors. (See "DESCRIPTION OF SECURITIES").

     10. Possible Rule 144 Sales and Market Overhang. An aggregate of 563,000 shares of the Common Stock presently outstanding are "restricted securities" within the meaning of the 1933 Act and may hereafter be sold in compliance with Rule 144 promulgated thereunder. Rule 144 provides, among other things, and subject to certain limitations, that a person holding restricted securities for a period of one year may sell, every three months, those securities in brokerage transactions in an amount equal to 1% of the Company's outstanding Common Stock or the average weekly trading volume during the four weeks preceding the sale, whichever amount is greater.
After two years, holders of restricted stock who are not affiliates of the Company may apply to sell all restricted stock free of restrictions. Possible sales of the Company's Common Shares pursuant to Rule 144 may, in the future, have a depressive effect on the price of the Company's Common Shares.

     11.  Preferred Stock Authorized.   The Articles of Incorporation
of the Company, as amended, authorize the issuance of a maximum of 5,000,000 shares of Preferred Stock, par value $.01 per share. Although no Preferred Stock has been issued or is outstanding as of the date of this Prospectus, and there is no plan to issue any in the

                                 8



foreseeable future, the terms of a series of Preferred Stock could operate to the significant disadvantage of holders of outstanding Common Stock. Such terms can include, among others, preferences as to voting, dividends and distributions on liquidation. Moreover, the issuance of Preferred Stock in certain circumstances could have the effect of delaying, deterring or preventing a change in control of the Company. (See "DESCRIPTION OF SECURITIES - Preferred Stock.")

Risks Relating to the Thoroughbred Business

     12. Risks Related to Thoroughbred Racing. The business of training and racing thoroughbreds is a high-risk venture. There is no assurance that any thoroughbred acquired by the Company will possess qualities of a championship character. While a thoroughbred may have an excellent bloodline, there is no assurance that the racing performance of the thoroughbred will conform to the bloodline. Moreover, thoroughbreds are subject to injury and disease which can result in forced retirement from racing, or at the extreme, natural death or euthanasia of the animal. There can be no assurances that the value of the thoroughbreds which may be acquired and owned by the Company, will not decrease in the future or that the Company will not subsequently incur losses on the racing careers or sale or other disposition of any or all of the thoroughbreds which the Company may acquire.

     13. Valuation of Thoroughbreds. The valuation of thoroughbreds is a highly speculative matter and prices have fluctuated widely in recent years. The success of the Company is dependent upon the present and future values of thoroughbreds generally, and of the Company's Thoroughbreds in particular, as well as the racing success of the Company's Thoroughbreds. Although the future value of thoroughbreds generally cannot be predicted, it will be affected by the state of the economy, the amount of money available for investment purposes, and the continued interest of investors and enthusiasts in the thoroughbred industry. The expense of maintaining, boarding, training and racing thoroughbreds can be expected to increase during the term of the Company, regardless of what happens to the future market price of thoroughbreds or the performance of the Company Thoroughbreds.

     14.  Thoroughbred Racing Business.  Thoroughbred racing is extremely speculative and expensive. In the event that the Company Thoroughbreds were to be transported to various tracks and training centers throughout the United States, and thus exposed to many other horses in training, the risk of injury or death increases significantly.
The Company's Thoroughbreds must earn enough through racing to cover
expenses of boarding and training.   If the Company Thoroughbreds are
unsuccessful in racing, their value will be adversely affected, as will the shareholders' investment therein. Furthermore, revenues from racing are dependent upon the size of the purses offered. The size of the purses depends in general on the extent of public interest in thoroughbred racing, and in particular on the relative quality of the specific horses in contention in any specific meeting or race. Although public interest has been strong in recent years, there is no assurance that public interest will remain constant, much less increase. Legalized gambling proliferating in many states threatens to curtail interest in horse racing as a means of recreation. In addition, there is no assurance that the Company Thoroughbreds will be of such quality that they may compete in any races which offer purses of a size sufficient to cover the Company's expenses. (See "BUSINESS").

                              9



     15. Government Regulation of Racing. The racing future of and/or market for the Company's Thoroughbreds depends upon continuing governmental acceptance of thoroughbred racing as a form of legalized gambling. In the opinion of management, thoroughbred racing is gaining a greater governmental acceptance and a dependence as a source of revenue. However, at any time, thoroughbred racing could be subjected to restrictive regulation or banned entirely. The value of the Company's Thoroughbreds would be substantially diminished by any such regulation or ban.

     Thoroughbred racing is regulated in various states and foreign countries by racing regulatory bodies with which the owners of thoroughbred racehorses must be licensed. In addition, many regulatory bodies require the licensing of a stable name for owners racing their racehorses under such a designation. All of the current officers, directors and principal shareholders are currently licensed as owners by the Colorado and Kentucky racing commissions. As a result of these current licenses, the lack of any disciplinary actions against these individuals, and their reputation within the industry, management does not anticipate any obstacles to registration in other states. However, there is no assurance that necessary registrations can be completed.

     16.  Uninsured Losses.   A portion of the proceeds of this
offering have been budgeted for mortality insurance, and management anticipates obtaining insurance on certain horses in an amount sufficient to protect the Company's interests. The Company currently maintains mortality insurance on its interest in Da Hoss in the amount of $80,000, and intends to retain that insurance for the foreseeable future if his performance warrants. In addition, upon purchasing certain of the Colts, the Company acquired surgical and mortality insurance on these horses in an amount equal to the
purchase price.   Mortaility insurance is currently maintained on Burnt
Timber and the two-year old, Afternoon Stroll. Mortality insurance insures against the death of a horse during the Company's ownership. Surgical insurance covers possible risks of injury during racing or training. However, there is no assurance that the existing insurance will be retained, that all of the horses will be covered, that the amount of insurance will be adequate, or that it will insure against all risks. (See "BUSINESS - Mortality Insurance.").

Risks Relating to the Offering

     17. No Minimum Proceeds Required; No Commitment to Purchase Common Shares. The terms of this offering do not require the Company to receive any minimum amount of proceeds, and accordingly, funds received through sale of the Common Shares will be immediately added to the Company's working capital. No one, including the Company or any securities broker-dealer, has made any commitment to purchase Common Shares; rather, the officers and directors of the Company will use their best efforts to find purchasers for the Common Shares. All proceeds will be immediately subject to the risks of the Company's operations, with no assurance that the Company will receive proceeds sufficient to fund its operation for any designated period of time. (See "PLAN OF DISTRIBUTION" and "USE OF PROCEEDS").

     18. Limited Public Market. Although there presently exists a public market for the Company's Common Shares, there can be no assurance that such a market can be sustained. The investment community could show little or no interest in the Company in the future. The Company's Common Shares are currently traded in the over-the-counter market and are quoted on the Bulletin Board maintained by the NASD. Many broker-dealers acting as market makers for securities traded in the over-the-counter market have ceased trading securities which are not listed in Nasdaq. This concern arises from new rules

                                 10



relating to securities which are not quoted on Nasdaq,  which securities are referred to as "penny stocks." Failure of the Company to achieve listing in Nasdaq will likely affect the trading market
for its Common Shares in the future.    (See  "MARKET FOR COMPANY
SECURITIES").

     19.  Regulation on Secondary Trading.   Investors in this
offering should be aware that the offering is being conducted only in a limited number of states. In order to enhance the ability of investors and other Company shareholders to trade the Common Shares in any secondary market which might develop, management anticipates publication of information in Standard & Poor's Corporation Records or other recognized securities manual. Statutes or regulations in most states permit trading in the secondary market for the securities of any entity published in a recognized securities manual. The Company hopes to avail its of the benefits of that exemption in any secondary market which might develop. However, there is no assurance that such publication will be achieved or that a secondary market will in fact develop.

     The Company has undertaken efforts to register the sale of securities in this offering in the state of Colorado, and intends to rely on exemptions from the registration requirements of the states of Ilinois, Florida, New Jersey, Ohio and Texas. Consequently, investors in this offering may have difficulties selling their securities, should they desire to do so.

     20. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market.
The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

     21. Arbitrary Offering Price; Dilution. The offering price of the Common Shares offered hereunder was determined by the Company, and bears no necessary relationship to the appraised value of any Bloodstock or any other ordinary investment criterion. In making such determination, the prospects for the Company's pursuit of its proposed business plan, the proceeds to be raised by this offering, the relative costs and expenses involved in acquiring and training thoroughbreds, and the competition and market for thoroughbreds racehorses were all considered. In addition, since the Company has not retained an underwriter for purposes of this offering, the offering price has not been subject to evaluation by any third party as would be the case in an underwritten offering. Investors will likely experience dilution of their investment, as the $1 per share price in this offering is greater than the estimated book value per share of the currently outstanding stock of($.01) at September 30, 1997.

                                11



     22. Proceeds of Offering Will Be Inadequate. The net proceeds of this offering have been budgeted by the Company for a period of 12 months, assuming sale of all Common Shares offered hereby. However, there is no assurance the maximum amount of Common Shares will be sold. Continued operation of the Company will depend on revenues generated by the Company through race purses, sale or syndication of Company Thoroughbreds, if any, and additional borrowings or financing.
In order to generate revenue pending maturation of the three three-year olds, the Company may claim or purchase privately one or more horses of racing age, if additional financing to obtain these prospects is available. However, there is no assurance such horses will be available or generate sufficient revenue to continue the Company's operation beyond the initial 12 months for which the proceeds have been budgeted. There is no assurance that the proceeds of this offering could, if invested as indicated in this Prospectus, result in growth or profitability for the Company. (See "USE OF PROCEEDS" and "BUSINESS").

     23.  Investors Bear Risk of Loss.   Substantially all of the
proceeds required to operate the Company for the next 12 months are being sought from investors in this offering. The total investment by present shareholders of the Company is $124,000 in cash and contribution of a 15% interest in Da Hoss and another thoroughbred which was subsequently sold. Accordingly, investors in this offering will bear the risk of the Company's operations for the foreseeable future, with no assurance that management will be successful in applying the proceeds to increase growth and profitability of the Company. (See- "DILUTION").

     24.  Limitation on Share Ownership.    Existing regulations
governing thoroughbred racing in various states may limit the ability of individuals and entities to acquire and retain Common Shares of the Company. Such provisions are designed to regulate ownership and control of corporations engaged in thoroughbred racing. Such statutes provide that ownership of a substantial portion of Common Shares, generally greater than 5 or 10% of the outstanding equity in a corporation, must be approved by the racing commission in those jurisdictions and submit to background checks regarding financial history and criminal record. In order to comply with these regulations, the Company's Articles of Incorporation, as amended, contain a provision requiring shareholders to sell their stock back to the Company in the event such individuals or entities fail or refuse to become licensed where such license may be required. The repurchase price for shares of Common Shares subject to this provision is based on the prevailing market price of the Common Shares at the time of repurchase. The effect of such provisions may be to discourage acquisition of large blocks of the Company's Common Stock and depress the price of the Company's stock in any market which may develop. (See "DESCRIPTION OF SECURITIES - Possible Restrictions on Common Stock").

     25.  Possible Inability to Exercise Warrants.     Prerequisites
to the exercise of the Warrants are (i) the effectiveness with the Securities and Exchange Commission of a registration statement and current prospectus covering the underlying Common Shares, and (ii) the qualification of the underlying Common Shares under the securities laws of states in which holders of Warrants reside. It is possible that the Company may be unable to maintain the effectiveness of a current registration statement before and during the exercise period. Should this occur, the Warrants could expire unexercised. In addition, it is possible that the Warrants may be held by persons residing in states where the Company is unable to qualify the underlying shares for sale. Holders of the Warrants residing in those states, and in other states where the offering of the underlying shares is not qualified, they would have no choice but to attempt to sell their Warrants or let them expire unexercised. If a purchaser of the Warrants sells the Warrants or fails to exercise them, his interest in the Company could be diluted. (See "DESCRIPTION OF SECURITIES - Warrants").

                                 12



                              DILUTION

     The net tangible book value of the 697,000 shares of Common
Stock of the Company outstanding at September 30, 1997, was ($7,948) or approximately ($.01) per Common share. Assuming the maximum number of shares offered hereby are sold, of which there is no assurance, and excluding the number of shares registered for issuance upon exercise of the Warrants, that per share value will be increased as a result of this offering to approximately $.09 (exclusive of other changes in net tangible book value subsequent to September 30, 1997), resulting in immediate substantial dilution to new shareholders of 91%. Dilution is the reduction of value of the purchaser's investment measured by the difference between the price per share in this offering and the sum of the net tangible book value at September 30, 1997 and the increase attributable to purchases by shareholders in this offering.

     The following table illustrates the effect of dilution per Common Share on purchasers in this offering based on the number of outstanding shares at September 30, 1997 and assuming sales of different amounts of Common Shares up to an including the maximum, of which there can be no assurance.

                                      Number of Shares Sold
                              100,000         200,000        500,000
                              -------         -------        -------
Net Tangible Book
Value per Share
at September 30, 1997(1)..... $  (.01)        $  (.01)       $  (.01)

Net Tangible Book
Value per Share
After Offering(2,3)..........     .09             .19            .39

Increase per Share
Attributable to
New Shareholders.............     .10             .20            .40

Dilution to Purchasers
of Units.....................     .91             .81            .61

Dilution as Percentage
of Purchase Price............      91%             81%            61%

     1 Net tangible book value is equal to the Company's total assets minus its intangible assets and total liabilities.

     2 Includes a net tangible book value of $(7,948) at September 30, 1997, plus net proceeds of this offering of $480,000, $180,000 and $80,000 respectively, assuming payment of no sales commissions to Participating Broker/Dealers.

     3 Does not give effect to the possible exercise of up to 54,500 Warrants currently outstanding or 54,500 Common
          Shares underlying the Warrants at the exercise price $1.00 per share.

                                 13



                          USE OF PROCEEDS

     The net proceeds to be realized by the Company from this offering, assuming the maximum number of shares offered are sold, of which there can be no assurance, and excluding exercise of the Warrants, and after allowing for estimated expenses of the Company in connection with this offering, including legal, accounting and printing expenses, but excluding payment of any sales commissions to Participating Broker/Dealers, will be approximately $480,000.

     The following table illustrates the proposed priority and use of proceeds assuming sale of 100,000, 300,000 and 500,000 Common Shares, and the net proceeds at those levels. Since the offering is being conducted on a "best efforts" basis, there is no minimum number of Common Shares or sales proceeds which muct be received to complete the offering. If less than $80,000 of net proceeds are received in the offering, proceeds will be applied to each category in the priority listed in the table and each category of expense will be exhausted before the next item is paid. Accordingly, the proposed use of proceeds is an follows:


Description of Use(1)                             Dollar Amount
                                     $80,000        $280,000       $480,000
                                     =======        ========       ========
Thoroughbred Boarding &
Training(2)                          $30,000        $ 70,000       $ 90,000

General and Administrative
Expenses(3)                          $20,000        $ 32,000       $ 32,000

Repayment of Debt(4)                 $30,000        $ 46,000       $ 46,000

Thoroughbreds Acquisitions(5)        $  -0-         $ 50,000       $150,000

Compensation of Management(6)        $  -0-         $ 48,000       $ 48,000

Working Capital(7)                   $  -0-         $ 34,000       $114,000
                                     -------        --------       --------
Total:                               $80,000        $280,000       $480,000
                                     =======        ========       ========

     (1) Does not give effect to the possible exercise of up to 54,500 Warrants currently outstanding or 54,500 Common
          Shares underlying the Warrants at the exercise price $1.00 per share.

     (2) Includes boarding and training expenses including, but not limited to, daily fees, insurance, miscellaneous, veterinarian, farrier and transportation expenses for existing Company owned horses and horses anticipated to be acquired upon receipt of additional funds.

     (3) Includes rent, licensing, travel, legal, accounting, medical insurance and other miscellaneous general and administrative expenses. Investors should be aware that in the event of receipt of a nominal amount of proceeds in this offering, approximately
          $6,000 may be paid to officers and directors of the Company and their affiliates. Such amount represents rent payable to an affiliate of two of the Company's officers and directors. Amounts payable to such individuals and their affiliates will increase in the event of receipt of $300,000 to $500,000 in offering proceeds, as compensation and payment of medical insurance benefits.

                                 14



     (4) Represents repayment of loans to certain of the Company's officers and directors for advances made by them to acquire a Thoroughbred Yearling and for other operating expenses.

     (5) Management doe not anticipate that any Thoroughbreds will be acquired if the net proceeds of the offering are $80,000 or less. However, if the levels indicated in the table are met, management anticipates the purchase of up to four horses, of which two are anticipated to be Yearlings. Also, if the Company's current horses can earn enough to generate positive cash flow, the Company may purchase additional horses.

     (6) The Company's President and Vice President have executed employment contracts providing for payment of monthly compensation in the amount of $2,000 commencing September 1, 1997. However, such individuals intend to defer such compensation unless sufficient proceeds are received from this offering. (See "MANAGEMENT")

     (7) Management intends to use working capital for consulting fees, entry fees for races, possible acquisition of additional horses and unforeseen contingencies.

_____________________________


     The figures set forth above are estimates only, and cannot be precisely calculated. Consequently, the actual application is likely to vary from that described. Revenues and profits generated by the Company, if any, will be utilized for boarding and training expenses and additional thoroughbred acquisitions. To the extent proceeds are inadequate in any area of expenditure, supplemental amounts may be
drawn from working capital, if available.   Any additional proceeds
necessary for operation will be obtained through additional debt or equity financing. However, the Company has no specific plans for other financing at present. Any proceeds not required for proposed expenditures will be retained and used as working capital.

     Pending utilization, management may make temporary investment of the proceeds in interest bearing certificates, including United States government securities, short term certificates of deposit, money market funds or other short term interest bearing investments. The Company does not intend to register as an investment company under the Investment Company Act of 1940. Accordingly, any investment by the Company shall be made so as to avoid regulation as an investment company.

     No portion of the proceeds of this offering will be used to make loans to any officer, director or affiliate. However, in the event of one or more officers or directors have advanced funds to the Company to cover operating expenses pending receipt of proceeds of this offering, a portion may be used to repay such loans.

                                 15



                  MARKET FOR COMPANY'S SECURITIES

     The Company's Common Shares are traded in the over-the-counter market and are quoted on the NASD Bulletin Board and listed in the "Pink Sheets" as published by the National Quotation Bureau under the symbols "WRSB". The following table sets forth the range of high and low bid quotations as reported for the Common Share of the Company. Quotations on the Bulletin Board commenced on November 10, 1996, during the Company's second fiscal quarter. There was no established trading market for the Company's securities prior to that date. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.

                                             Common Shares
          FISCAL YEAR 1997                   High      Low

          Second Quarter                     $1.375    $1.250
          (Oct. 1 through Dec. 31)

          Third Quarter                       1.375     0.125
          (Jan. 1 through March 30)

          Fourth Quarter                      1.250     0.625
          (April 1 through June 30)

          FISCAL YEAR 1998

          First Quarter                       1.000      .875
          (July 1 through Sept. 30)

          Second Quarter
          (October 1 through Dec. 31)         2.000     0.875

          Third Quarter
          (Jan. 1 through Feb. 05)            2.000     2.000

     The number of record holders of the Common Shares as of February 05, 1998 was approximately 43, including nominees of beneficial owners. The Company estimates that there are approximately 53 beneficial owners of its Common Shares.

     Holders of Common Shares are entitled to receive such dividends as may be declared by the Company's Board of Directors. No dividends on the Common Shares have been paid or declared by the Company to date, nor does the Company anticipate that dividends will be paid in the foreseeable future.

                                  16



              MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                         PLAN OF OPERATION

Introduction

     Portions of the section include "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. (See Note regarding forward looking statements, Page iii of this Prospectus).

     The Company was organized and exists for the purpose of acquiring, owning, managing, training, racing and ultimately syndicating thoroughbred racing prospects. It is not the intention of the Company to enter into the business of breeding thoroughbreds, although management reserves the right to do so should it ultimately be determined that it is in the best interest of the Company and its shareholders. Management has set its efforts towards producing revenues and profits through the placement of Company Thoroughbreds in established races throughout the United States. Management anticipates that eventually, Company revenues and profits will depend to a certain extent upon the sale or syndication of Company owned Thoroughbreds. It is the intention of management to primarily focus on the acquisition of Yearlings, although horses of racing age may be acquired from time to time depending upon the then existing circumstances. Management anticipates that acquisitions of Bloodstock will initially be limited due to the Company's limited working capital.

Plan of Operation

     The general objective of the Company is to acquire Thoroughbred race prospects, race them and ultimately syndicate them to generate revenue and profit for the Company. Initially, revenue will be limited to the Company's portion of any purses won by Da Hoss during his racing campaign and its share of any purses won by the three-year olds. Since Da Hoss has only recently resumed training after recovering from an injury and the three-year olds are still in training, management does not anticipate additional revenue from that source until 1998, if at all. While the Company's administrative office is located in Colorado, it is anticipated that a majority of its activities will take place outside that state. Public sales and premier races of thoroughbreds are primarily centered in Kentucky, California, New York and Florida.

     The three three-year olds in which the Company presently owns an interest were acquired at the Keeneland September Yearling Sale in Lexington, Kentucky in 1996. While the Company's business plan anticipates acquisition of additional yearlings or two-year olds in training to supplement existing horses, the proceeds from this offering will largely dictate the number and quality of additional racing prospects which the Company will obtain during 1998. Receipt of no or nominal proceeds from this offering will limit or curtail acquisition of additional prospects by the Company. In that event, Company resources will be devoted to boarding and training of existing Thoroughbreds and other required expenses. If the Company receives sufficient proceeds, one or more additional Yearlings may be acquired at public or private sales.

     Important factors in predicting racing success of Thoroughbreds are pedigree and conformation. Pedigree refers to the breeding history of the horse determined by bloodlines from the Sire and Dam. Conformation is the physical attributes of the horse as determined by personal observation. Management considers both of these attributes in selecting all of its Thoroughbreds, and anticipates suitable investigation for any future prospects acquired by the Company. Management may retain the services

                                17



of outside consultants and veterinarians to assist in evaluation of future Bloodstock. In the past, the Company has worked with certain Bloodstock consultants who have assisted the Company in locating suitable Thoroughbred race horses for purchase by the Company. No agreements currently exist with any consultants, and whether management will continue to utilize the services of the same consultants is yet to be determined; however, management would not hesitate to recommend these consultants for service in the future. Given the very large number of prospects placed into the market in any given year, management does anticipate that it may be necessary to enlist the aid of bloodstock agents in locating thoroughbreds suitable to the Company's purpose in the future.

     In the event management determines it is in the best interest of the Company to retain the services of bloodstock consultants, the factors that will be relied upon in making such choices will include, but not be limited to: the past relationship between the Company and the consultant, if any; the consultant's reputation within the industry; the fees charged by the consultant in performing services; and the geographic area served by the consultant. In the event management determines it is in the best interest of the Company to retain the services of a bloodstock consultant, management anticipates the term of the relationship will be limited to performance of a specified project. Management does not anticipate that any long term relationships or agreements will be entered into with any consultant, although it reserves the right to do so should it be determined to be in the Company's best interest.

     Pending receipt of sufficient proceeds from this offering or other sources, the Company may also investigate opportunities for acquisition of older racing prospects through public or private sale or by claiming a horse. These methods of acquisition may allow the Company to obtain a horse of racing age and disposition without the need for additional breaking or training. Private sales of horses stabled throughout the United States can be negotiated directly or through Bloodstock agents. Management will rely on its contacts in the thoroughbred industry to investigate such opportunities.
Claiming is the process by which a thoroughbred can be purchased off the racetrack at a predetermined price immediately following a race. A claiming horse might be acquired in order to provide the Company an immediate source of revenue while awaiting development of younger prospects. However, it is not anticipated that claiming horses will represent a majority of the Company's Bloodstock.

     The Company does not maintain any boarding or training facilities of its own. Accordingly, all of its Thoroughbreds are boarded with independent third parties. (See "BUSINESS - Boarding").

     Many factors will influence the Company's determination of whether and where to race the thoroughbreds acquired by the Company. Pedigree, past performance, conditioning and purses will be evaluated by the Company in conjunction with any trainers retained by the Company in plotting the horse's racing campaign. While no specific venue has been determined as of the date of this Prospectus, it is anticipated that the Thoroughbreds will be raced at the race tracks in the United States, as the condition and breeding of its Bloodstock dictates. Possible venues include Churchill Downs and Keeneland in Kentucky, Hollywood Park and Santa Anita in Los Angeles, Del Mar in San Diego, Remington Park in Oklahoma City, Aqueduct and Saratoga in New York, Arlington Park in Chicago and Garden State in New Jersey. Evaluation of racing venues will depend primarily on recommendations of trainers retained by the Company and the condition, training and breeding of Company racing prospects. Shareholders may be provided specific information as to important races in advance and results following conclusion of races conducted by thoroughbreds of the Company.

                               18



     Horses not deemed qualified to be raced by the Company may be "pinhooked" or resold by the Company shortly following acquisition. Pinhooking can be a means of reducing the Company's risk in any particular prospect by transferring the horse prior to completion of his development. A ready market for resale of Thoroughbred racing prospects exists in various parts of the United States, and management is familiar with various sales in those venues. While pinhooking may be utilized to reduce the Company's risk in any single fiscal year, it is not anticipated to be a major source of revenue in the foreseeable future.

     At the end of a racing season, any Company horses may be marketed for sale, syndicated or retained for future competition.
The Company's ultimate objective is to syndicate one or more of its racing prospects which have demonstrated success during its racing campaign. Syndication of a racing Colt allows the owners to participate in stud fees generated through breeding. Syndication of a Filly or Mare allows the owners to participate in breeding and foaling by the Broodmare. Considerations affecting disposition of the horse following its racing season will be past performance, perceived value and state of the thoroughbred industry. Any decision to sell or syndicate Company horses will be made to maximize value to the Company and its shareholders. Any Company Thoroughbreds which are not sold or otherwise disposed of following completion of the racing season will be boarded by the Company. Typical locations for off-seasoning boarding include Kentucky, South Carolina, Florida, Arizona and California.

     The Company's long term objective is to is develop a stable of race horses sufficient to generate a steady stream of revenue and profit. In order to achieve this objective, management anticipates the need for substantial additional capital. Depending upon the success of its initial efforts, on the state of the thoroughbred industry and other factors beyond the Company's control, management anticipates conducting a subsequent public offering in the future to obtain such capital. Syndication or sale of Company Thoroughbreds may also provide a source of capital.

Liquidity and Capital Resources

September 30, 1997

     At September 30, 1997, the Company had a working capital deficit of $61,013, consisting of current assets of $8,930 and current liabilities of
$69,943.    Management is of the opinion that the Company is dependent upon the proceeds of this offering, obtaining additional capital and achieving profitable operations to continue as a going concern. The Company continues to require cash from outside sources to continue operations, as the Company's operations use, rather than provide cash. For the three months ended September 30, 1997, the Company's operations utilized $6,064. All of the cash necessary for operation during the three month period ended September 30, 1997 was provided by certain principal shareholders in the form of loans.

     Loans made by the principal shareholders are represented by promissory notes executed by the Company. The amount of such notes has been increased to approximately $46,000 subsequent to September 30, 1997 to defer ongoing expenses. Each of notes bears interest at the rate of nine percent (9%) per annum and are due and payable in full on or before March 31, 1998. Management anticipates that the promissory notes may be extended pending receipt of sufficient proceeds from this offering.

                                19


     Management anticipates that the acquisition of additional horses will be curtailed pending receipt of sufficent proceeds in this offering or future financing. Current assets exisiting at September 30, 1997, together with the proceeds of this offering and any additional revenue will be retained for payment of boarding, maintenance and other ongoing expenses.

     Subsequent to September 30, 1997, the Company sold its interest in two of the Thoroughbreds for cash. Fifi La Boom Boom, a twelve-year old Broodmare originally acquired by the Company in November, 1996, was sold for a cash price of $47,000 on January 10, 1998, of which the company received 25% before expenses. The foal of this Broodmare was sold in November, 1997 for a total price of $42,000, of which the company received 25%, or $10,500. The Company's share of the proceeds, net of expenses and breeding fees, was approximately $15,000, all of which was added to working capital for operations.

June 30, 1997

     At June 30, 1997, the Company had a working capital deficit of $274, consisting of current assets of $17,199 and current liabilities of $17,473. Management is of the opinion that the Company is dependent upon the proceeds of this offering, obtaining additional capital and achieving profitable operations to continue as a going concern. The Company continues to require cash from outside sources to continue operations, as the Company's operations use, rather than provide cash. For the year ended June 30, 1997, the Company's operations utilized $7,758.

     With limited exceptions, the Company has financed all of its operations with the proceeds from the private placement of equity securities. During the year ended June 30, 1997, the Company sold an aggregate of 58,500 units for proceeds of $58,500. Each unit sold in that offering consisted of one (1) share of Common Stock and one (1) Common Stock Purchase Warrant. The remaining cash has been obtained from the Company's share of purses won by one of its Thoroughbreds during the year.

     The Company's need for working capital includes acquisition of Thoroughbreds and other Bloodstock, boarding and training expenses associated with care and maintenance of the horses and general and administrative expenses. During the year ended June 30, 1997, the Company spent an aggregate of $47,588 on the acquisition of horses. Additional expenses, including boarding and training, sales commissions to Bloodstock agents and general and administrative expenses totaled $157,683 for the year ended June 30, 1997.

     Management anticipates that the Company will experience a need for working capital until such time, if ever, the Company can interest an underwriter in conducting a substantial offering of the Company's securities to obtain sufficient proceeds for an extended period of time.

June 30, 1996

     Since its inception, the Company has relied upon the issuance of Common Shares to finance operations. From inception at July 18, 1995 through June 30, 1996, the Company raised $109,000 and acquired Da Hoss and another thoroughbred through the issuance of Common Shares. Cash proceeds from the sale of Common Shares were used to fund operations, including boarding and training expenses associated with the Company's Thoroughbreds and general and administrative expenses. Management is of the opinion that the Company will continue to rely on capital from outside sources to fund operations until such time as revenues are sufficient to cover the Company's ongoing expenses.

     At June 30, 1996, the Company has working capital of $9,372, consisting of current assets of $20,188 and current liabilities of $10,816. All of the current liabilities consist of trade payables incurred during the ordinary course of business. Working capital existing at June 30, 1996 was insufficient to meet the Company's liquidity and capital needs for the 1997 fiscal year and accordingly, the Company undertook additional efforts to obtain funding. Capital needs for the 1997 fiscal year included acquisition of additional

                                20



Bloodstock, boarding and training expenses associated with the Company's Thoroughbreds and general and administrative expenses.

     From inception through June 30, 1996, the Company had issued an aggregate of 638,500 Common Shares for aggregate proceeds of $59,191, net of offering costs. A majority of those proceeds were received in a private placement completed in May, 1996, when the Company sold 50,500 Common Shares for gross proceeds of $50,500. The remaining shares were issued to the Company's founders and other investors, and to acquire thoroughbred race horses from an affiliated party. Management deems this method of financing sufficient for the foreseeable future, although it is not anticipated that the Company will gain profitability until more significant financing can be obtained.

     Under appropriate circumstances, the Company may issue its securities, including Common Shares, to consultants or advisors retained by the Company to supplement its working capital. In appropriate circumstances, such consultants or advisors may include officers and directors of the Company and their affiliates.
Appropriate circumstances would include payment of finder's fees in connection with purchase or sale of Bloodstock or racing prospects by the Company or services rendered in connection with syndication of any of the Company's Thoroughbreds. In each case, such securities will likely be valued at their estimated fair market value at the time of the transaction, and the amount of such fees would be in accordance with industry standards. As of the date of this Prospectus, the Company has no agreements or arrangements for the payment of finders or other fees to any individuals, including officers, directors or their affiliates.

Results of Operations

     Three Months Ended September 30, 1997

     For the three months ended September 30, 1997, the Company realized a loss from operations of $51,243 on revenues of $126. Including other income or expense, the net loss was $51,425, or $(.07) per share. Management anticipates that the Company will incur losses until such time, if ever, revenues from racing purses and the sale or syndication of Company Bloodstock is sufficent to cover operating, general and administrative expenses.

     Year Ended June 30, 1997

     For the year ended June 30, 1997, the Company realized a loss from operations of $52,881 on revenues of $104,802. Including other income or expense, the net loss was $53,070, or $(.08) per share.
This compares to a net loss of $172,644, or $(.34) per share for the period from inception through June 30, 1996. Revenues for the year ended June 30, 1997 represents the Company's share of racing purses won by Da Hoss. Such amount represents the Company's prorata share of Da Hoss's winning from The Breeder's Cup Mile in October, 1996. Expenses from that race, included in operating expenses, included jockey fees of $10,358 and other race expenses of $20,613.

     Other significant expenses include boarding and training ($24,959), legal and accounting ($9,982) primarily related to the Company's status as a publicly traded company and the accompanying legal and audit fees, officers' salaries of $24,000 and travel and entertainment of $23,893. While the Company charged $24,000 of an expense for officers' salaries, such amount was contributed by the officers through capital, and no cash was actually paid to such individuals.

                                 21



     Period from Inception to June 30, 1996

     For the period from inception (July 18, 1995) to June 30, 1996, the Company realized a net loss from operations of $145,952, on no revenues and operating expenses of $145,952. The Company also realized a loss on the sale of one of its previously owned Thoroughbreds in the amount of $26,683, resulting in a net loss for the period of $172,644. This horse was injured repeatedly during the Company's ownership, and accordingly, a decision was made to sell him.

     Lack of revenues during the period ended June 30, 1996 is attributable to a lack of horses racing at the track during that time and lack of sales of Company Bloodstock. Da Hoss, acquired in January, 1996, had not commenced his racing campaign for calendar year 1996 through the period June 30, 1996. The Company's other
Thoroughbreds were not of racing age at that time.

     The primary component of expenses experienced by the Company during the period ended June 30, 1996 were compensation to officers, boarding and training, depreciation, thoroughbred maintenance and legal and accounting. Depreciation, a non-cash expense, contributed significantly to the Company's expenses through June 30, 1996. Compensation of $91,100 was primarily a non-cash expense, as the Company recognized $79,100 of compensation in connection with acquisition of Da Hoss. Such amount represents the excess of the fair market value of Da Hoss assigned by the parties, and the historical cost of Da Hoss which the Company recognized under applicable accounting rules. Management anticipates this expense will increase in the future as the Company acquires additional thoroughbreds, but will constitute an increasingly smaller percentage of its total expenses as the operations increase. Boarding and training will also increase commensurate with acquisition of additional thoroughbreds. The remaining expenses are primarily administrative expenses, including legal and accounting, and are anticipated to remain generally constant for the foreseeable future except for salaries payable to management.

                                 22



                              BUSINESS

Introduction

     Wallstreet Racing Stables, Inc. was organized under the laws of the State of Colorado on July 18, 1995. The Company was organized to engage in all phases of the thoroughbred industry.

     The Company currently has an interest in five Thoroughbreds, including a six-year old Gelding, three three-year olds and a two-year old. The Gelding, known as Da Hoss, was acquired from an affiliate of the Company and is currently managed by Prestonwood Farms, owner of a majority interest. The Company also owns three three-year olds acquired at the Keeneland September Yearling Sale in 1996. One Colt by Beau Genius was foaled on February 3,
1995. The second Colt by Digamist was foaled on April 17, 1995. Finally, the Company owns a 25% interest in a Filly by Shadeed. All of these three-year olds are currently in training in preparation for their intended racing careers.

     In September, 1997, the Company acquired a then-yearling Colt at the Keeneland September Yearling sale, subsequently named "Afternoon Stroll." This Colt, sired by Strolling Along out of Sippewisset, was purchased for $18,000. The Company also formerly owned a 25% interest in a Broodmare named Fifi La Boom Boom acquired by the Company in foal to Summer Squall. The foal was born in February, 1997 and sold for $42,000 at the Breeding Stock Sale at Keeneland in November, 1997 (of which the Company received 25%, or $10,500, before sale expenses). The Broodmare was sold at the Horses of All Ages Sale at Keeneland on January 10, 1998 for an aggregate purchase price of $47,000, of which the Company received 25%, less expenses.

     In addition to acquisition of its interest in these Thoroughbreds, the Company's activity since inception has been limited to organizational efforts and obtaining initial financing. The Company has had only limited revenues to date.

     The business purpose of the Company is to acquire, own, manage, train, race and ultimately sell or syndicate thoroughbred prospects.
The Company does not intend to be in the business of breeding thoroughbreds, although it reserves the right to do so consistent with its stated objectives. Breeding activites would be limited to the acquisition or disposition of thoroughbred broodmares already in foal, and solely for the purpose of evaluating their offspring as racing prospects consistent with the Company's business plan. The financial goal of the Company is to produce revenue and profit through racing purses and ultimately, through the sale or syndication of its racing prospects. Management intends to primarily focus on the acquisition of Yearlings, although horses of racing age may be acquired in appropriate circumstances. Due to its limited working capital, initial acquisition of Bloodstock by the Company will be limited.

     The Company's activities will be supervised by Raymond E.
McElhaney, President and Chief Executive Officer, and Bill M. Conrad, Vice-President and Secretary. Both Messrs. McElhaney and Conrad will supplement their efforts and experience by retaining qualified consultants to acquire, train and race Company Thoroughbreds. Both Messrs. McElhaney and Conrad have prior experience in the thoroughbreds racing industry and will devote a substantial portion of their time to the business of the Company. However, neither individual will devote his full time to the affairs of the Company. It is anticipated that Messrs. Conrad and McElhaney will devote approximately 50% of their time to the affairs of the Company. (See "MANAGEMENT - Directors and Officers.").

                               23



     The Company's principal and executive offices are presently located at 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918. Its telephone number is (719) 260-8509.

Description of Company Thoroughbreds

     The Company currently has an interest in five Thoroughbreds, ranging from a two-year old to a six-year old Gelding. Five of the Thoroughbreds were acquired during 1996, while the two-year old was acquired in September, 1997. The following table summarizes certain information with regard to the Company's Thoroughbreds as of the date of this Prospectus:

     Name of Horse      Characterization       Date Acquired    % of Ownership

     Da Hoss            6 year old Gelding     January 1, 1996        15%

     El Gato Grande     3 year old Colt        September 12, 1996     90%

     Burnt Timber       3 year old Colt        September 12, 1996     90%

     Ipanema Paradise   3 year old Filly       September 14, 1996     25%

     Afternoon Stroll   2 year old Colt        September 11, 1997     90%

Information summarized in the table regarding each of the Thoroughbreds is discussed in more detail below.

Da Hoss

     Effective January 1, 1996, the Company acquired a 15% interest in Da Hoss, a multiple stakes winning six-year old Thoroughbred Gelding. Da Hoss was acquired from an Affiliate of the Company and is managed by Prestonwood Farms, owner of a majority interest. In 17 races since beginning his career as a two-year old, Da Hoss has won 10 times, placed second in 4 and placed third in 2. He is the winner of approximately $1,400,000 in his career. In his most recent outing at the Breeder's Cup Mile in October 1996, Da Hoss took the winner's
share of the $1,000,000 purse.   Da Hoss is also the winner of the
$300,000 Del Mar Invitational on September 4, 1995, the $150,000 New Jersey Derby on May 27, 1995, the $100,000 Four Star Dave on July 29, 1996, the $75,000 added Best Turn Stakes on March 4, 1995, as well as other stakes races.

     Da Hoss was injured while preparing for his 1997 racing campaign.
In May, 1997, management was notified by Michael Dickinson, trainer of Da Hoss, that he had suffered an injury to his tendon. In consultation with an equine veterinarian, it was determined to perform surgery in an effort to correct the injury. Consequently, later that month, Da Hoss underwent tendon splitting surgery. Following a period of recovery lasting approximately seven months, Da Hoss commenced training in anticipation of resuming his racing career in 1998. He returned to training with Michael Dickinson on November 15, 1997, and continues in that capacity as of the date of this Prospectus. However, there is no assurance that he will successfully return to racing from this surgery.

                                24



     Da Hoss is a thoroughbred Gelding in which the Company acquired a minority interest on January 1, 1996. He is a multiple stakes-winning six-year old Thoroughbred sired by the stakes winning Stallion, Gone West. Gone West, the Sire of Da Hoss, has sired 23 stakes winners and was himself a multiple stakes winner over two years of racing. Gone West was a winner of $682,000, having won the Dwyer States (Grade I) the Grade II Gotham Stakes, Grade II Withers Stakes and placing second in the Wood Memorial Invitational Stakes (Grade I), the Peter Pan Stakes (Grade II) and the Grade III Hutcheson Stakes. Gone West is the son of the prolific Stallion, Mr. Prospector, himself a son of Raise A Native, and grandson of Native Dancer. Secrettame, the Mare of Gone West, is a daughter of Secretariat, winner of the Triple Crown.

     Da Hoss was originally acquired by WS III in September, 1993 at the Keeneland September Select Yearling Sale. In 1994, he was placed in the fall sale of the Arizona Thoroughbred Breeders Association, but did not bring his reserve price, and was reacquired by WS III.
Da Hoss was raced by WS III during the balance of 1994. In February, 1995, representatives of WS III were approached to sell Da Hoss, which negotiations culminated in a sale of an 85% interest to Prestonwood Farms for $200,000. Da Hoss has been managed by Prestonwood and trained by Mr. Dickinson since that date.

     As co-owner with Prestonwood Farms, the Company shares income and expense associated with Da Hoss's racing campaign. The Company is obligated to pay a pro rata share of all expenses associated with his maintenance and training, including trainer, veterinarian,
Farrier, transportation and entry fees.   The Company also shares in
all revenue generated by Da Hoss as a result of his racing efforts.

     As owner of a majority interest in Da Hoss, Prestonwood Farms is responsible for all decisions on conduct of his racing campaign. Due to his status as a Gelding, the objective of Prestonwood Farms is to maximize revenue from racing while preserving his health.

El Gato Grande

     Effective September 12, 1996, the Company acquired a 90% interest in two Colts at the Keeneland September Yearling Sale. The first, El Gato Grande, a dark bay or brown Colt, was foaled on February 3, 1995, by Beau Genius, a stakes winner of over $1,000,000. The second, Burnt Timber, a bay Colt, was foaled on April 17, 1995, by Digamist, a stakes winner in Ireland and was Stakes placed in England, who had approximate winnings of $263,000 in his first year of racing as a two year old. As the owners of a majority interest in the two Colts, the Company, in conjunction with trainers and other consultants, makes all decisions regarding their upbringing, training, racing and ultimately, disposition.

     El Gato Grande was foaled on February 3, 1995 by Beau Genius out of Full Treasure. The Sire of this Colt, Beau Genius, is a multiple stakes winner having collected purses in the amount of $1,055,600.
Beau Genius has won the Display Stakes, Autumn Handicap, Thistledown Breeders' Cup Sprint Handicap, the Philip H. Iselin Handicap (Grade
I), Michigan Mile and One-Eighth Handicap (Grade II), the Arlington Challenge Cup Invitational Stakes, Deputy Minister Handicap, Olympic Handicap, Churchill Downs Handicap, Hallandale Handicap, Isaac Murphy Stakes and the Aristides Breeders' Cup Stakes. Beau Genius' first crop of foals produced nine stakes winners with winnings of $1,300,000 including a Champion and a Grade I Stakes winner. In addition, Beau Genius is the leading second crop Sire by winners and wins in the United States and a top five second crop sire worldwide.
His second crop of foals includes Big Foot Kid who won five of his first six starts including four Stakes races.

                              25



Burnt Timber

     Burnt Timber, the bay Colt, was foaled on April 17, 1995 by Digamist out of Sophisticated Lynn. The Sire of Burnt Timber, Digamist, is a stakes winner in Ireland having won the Heinz `57 Phoenix Stakes (Grade I) and is a stakes placed winner in England at the Coventry Stakes (Grade III). Digamist is by Blushing Groom who had 7 wins in 10 starts during his second and third years of racing, in England and France, including Poule d'Essai des Poulains (Grade
I), Grand Criterium (Grade I), Pr.de la Salamandre (Grade I), Pr. Morny (Grade I), Pr. Robert Papin (Grade I), and Pr. de Fontinebleau Derby (Grade I). Blushing Groom has 48 other sons at stud including Rainbow Quest, Sire of six Champions including Lighted Rainbow (Horse of the Year in Belgium), Mt. Livermore, Sire of two Champions including Eliza, the Champion two-year old at the Breeder's Cup Juvenile Fillies Stakes (Grade I) and Runaway Groom, Sire of two Champions including Cherokee Run Champion Sprinter, Breeders Cup Sprint Stakes (Grade I). The Dam, Sophisticated Lynn, is a stakes winner with five wins from the age of two to four and total purses of approximately $87,000.

     Following his initial training as a two-year old, Burnt Timber has started three races, where he has failed to place.

Ipanema Paradise

     Effective September 14, 1996 the Company acquired a 25% interest in Ipanema Paradise, a Filly by Shadeed, at the Keeneland September Yearling Sale. Shadeed is a Stakes winner in the United States and England with winnings of $292,545. Mariano Villar Urquiza is the owner of the majority interest in this Thoroughbred, and responsible for her training.

     Ipanema Paradise is by Shadeed out of Paradise. The Sire of this Filly, Shadeed, is a stakes winner in England having won Houghton Stakes as a two year old and the General Accident Two Thousand Guineas (Grade I), the Queen Elizabeth II Stakes (Grade II), the Craven Stakes (Grade III) as a three year old. Shadeed is by Nijinski II who had eleven wins as a two and three year old and was named the horse of the year in England and Champion two and three year old in England. His wins include the Derby Stakes, Two Thousand Guineas Stakes, St. Leger Stakes, Irish Sweeps Derby, Railway Stakes, Anglesey Stakes, Beresford Stakes, Dewhurst Stakes, Gladness Stakes, and the King George II and Queen Elizabeth Stakes. Nijinski II has 109 other active sons at stud including Green Dancer, the sire of 5 champions including Suave Dancer, winner of the CIGA Pr. de l'Arc de Triomphe (France-Grade I), Meadow Meats Irish Champion Stakes (Ireland-Grade I) and the Market Booster Stakes (Germany- Grade I). The Dam of this Filly, Paradise, is a stakes winner as a two and three year old in France having won the Prix Cleopatre (Grade III) and a winner as a four year old in the United States.


                                 26



     Afternoon Stroll

     The Company acquired a 90% interest in this dark bay or brown Colt at the Keeneland September Yearling Sale for $18,000.
This Colt was sired by Strolling Along, himself a stakes winner of six races in the total amount of $450,852. Strolling Along won the Futurity Stakes (Grade I), the Gulfstream Park Budweiser Breeder's
Cup Handicap (Grade II) and the Lawrence Realization Stakes (Grade
III). Foals sired by Strolling Along during 1996 were his only crop, as Strolling Along died during that year. The Colt's Dam, Sippewisset, is sired by Damascus and a winner of $9,150 at age 2. Sippewisset also foaled Money Run the winner of three races ages 2 to 6 and stakes placed in the Stanford Stakes (Grade III).

Boarding of Company Thoroughbreds

     When thoroughbred horses are not actively engaged in training or racing, they are boarded at stable facilities specifically designed for that purpose. Such facilities typically provide for the care, feeding and maintenance of a number of past, present or future racing prospects.

     As the Company does not own or operate any of its own boarding facilities, it contracts with unrelated third parties to provide boarding services. Factors considered by the Company in selecting such facilities include the reputation of the owners/operators, proximity to intended racing venues, costs, facilities and climate. Due to the costs of constructing and maintaining such facilities, management does not anticipate the Company will acquire its own boarding or training facilities in the foreseeable future.

     As mentioned previously, Da Hoss is currently boarded at Fair Hill, Maryland, where he recently resumed training following surgery. The Company is currently charged a prorata share of $55 per day for training plus its share of necessary expenses, including veterinarian and Farrier costs. Finally, the two-year old recently acquired at Keeneland is boarded at Abracadabra Farms in Ocala, Florida, where the Company is charged $31 per day.

     The Company is an owner of a minority interest in Da Hoss and Ipanema Paradise and contributes to, but does not have final say in decisions effecting their care and maintenance. As the owner of a majority interest in the Colts, the Company is responsible for making decisions which affect their care and maintenance. It is anticipated that Thoroughbreds acquired by the Company in the future may be boarded under similar arrangements.

                                 27



Training

     When thoroughbreds reach an age and disposition to commence racing, they are typically placed for breaking and training with qualified professionals. This process typically begins during the second year of a horse's life, although such time may be later depending upon conformation and disposition of the animal. Breaking is usually accomplished at off-track venues, where the horse is introduced to various aspects of racing, including equipment, jockeys and racetrack facilities. This process typically lasts from thirty to ninety days, although the process varies widely depending upon the
temperment and maturity of the animal.   Once the process of breaking
a horse has been completed, it is typically placed at a race track to continue training in preparation for commencement of its racing career. At the track, the horse will undergo additional physical conditioning, together with increased simulation of actual race circumstances. The ultimate goal is to prepare the horse for race participation.

     The Company retains the services of different individuals for training as the needs of its Thoroughbreds dictate. Two three-year olds, El Gato Grande and Ipanema Paradise are currently trained by Kelly Ackerman at Carmi, Illinois, located near Ellis Park Race Track. The Company is charged $20 per day for this arrangement. Burnt Timber is currently stabled in Colorado, but expected to resume training early in 1998. Management is currently evaluating various alternatives regarding training of Burnt Timber. Management continuously evaluates arrangements in view of the needs and progress of their various Thoroughbreds.

     It is usual and customary in the thoroughbred racing industry that the trainer of a racehorse receives between 10% - 13% of the purses won by a thoroughbreds trained by him. Jockeys are also typically paid 10% of the purse. In addition, a trainer may be entitled to receive from the Company a commission on the sale of any of the Company Thoroughbreds which are sold privately at the request of the Company. Any trainer who may be engaged by the Company to train Company Thoroughbreds will also be engaged in the training and racing of thoroughbreds owned by other persons and entities, which may result in conflicts of races, time and training.

Thoroughbred Racing in the United States

     Thoroughbred racing is a multi-billion dollar industry in the United States. The following information has been obtained from Thoroughbred Racing Comm., Inc. During 1994, nearly 75,000 thoroughbreds competed in races in North America, with several thousand more in training. With an estimated average annual cost of $20,000 per horse, approximately $1.7 billion is spent each year on the care of thoroughbred race horses. Parimutuel handle in North America totaled $10.8 billion in 1994, up more than $500 million over the previous year. The value of the 12,500 thoroughbreds sold at auction as racing prospects in 1994 was approximately $329 million.

     During 1994, thoroughbred racing continued as a healthy industry, despite the encroachment of lotteries and small stakes gambling proliferating throughout the United States. While the number of live races in the United States declined marginally during 1994, and has declined each year since 1990, total prize money showed a healthy increase in 1994 from 1993. Total purses in the United

                               28



States for 1994 equaled almost $748 million, an increase of 4.4% from 1993. Gross purses in North America have increased annually for all but two years since 1980. Parimutuel betting also increased from 1993, from $9.6 billion in 1993 to $10.2 billion in 1994. Management is confident that the interest in thoroughbred racing will continue in the future.

Types of Races

     During its career, a thoroughbred may run in a variety of races. In "allowance" races, the weight that each horse will carry is set by the track's racing secretary, making specific allowances in weights for horses with less impressive past performances and saddling better horses with more weight. A "weight for age" race is one in which a standard scale of weights established by the Jockey Club, which assigns certain weights to horses based upon their age and the month of the year, is used.

     The most important thoroughbreds races, "stakes" races, attract the best horses, the most public attention and, consequently, the highest purses. Owners must pay a "nomination" fee or a series of nomination fees well in advance, and a "starter fee" at the time of that race. The stakes money raised by these fees is supplemented by "added" money contributed to the purse by the track, and in some cases, further supplemented by state breeders association awards or sponsors' contributions. Examples of some of the more prestigious stakes races are the Kentucky Derby, the Preakness and the Belmont Stakes.

     A "claiming" race is a race in which any horse running may be purchased at a specified "claiming" price which is posted as a condition of entry. During 1994, claiming races accounted for 70% of all races run. However, based on the proceeds anticipated to be received from this offering, it is anticipated that any thoroughbreds acquired by the Company will run in predominantly stakes or allowance races. However, the final determination as to which race is appropriate for any Thoroughbreds owned by the Company will be made by management in conjunction with the trainer and other experts retained for that purpose.

The Jockey Club

     The Jockey Club, 380 Madison Avenue, New York, New York, 10017, is the organization which registers bloodlines of thoroughbreds horses in the United States. In order to race a thoroughbreds at sanctioned thoroughbreds races, a thoroughbreds must be named and registered with The Jockey Club.

Stable Name and Racing Colors

     The Company Thoroughbreds will race under the stable name of Wallstreet Racing Stables. It will be necessary for the Company to obtain stable racing colors and jockey silks. Management shall have responsibility for securing the same.

Insurance

     Due to the potential loss resulting from the injury or death of any of the Company Thoroughbreds, management has obtained insurance on its interest in certain Thoroughbreds and will endeavor to insure the Company's interest in additional Bloodstock proposed to be acquired from the proceeds of this offering. The Company currently maintains mortality and surgical insurance on its interest in Da
Hoss and the two three-year old Colts, although there is no assurance such insurance will be continued indefinitely. The continuation and amount of insurance is generally dictated by the

                              29



perceived value of the horse. Mortality insurance insures against financial loss to the Company from the premature death of a thoroughbred. Surgical insurance protects against costs incurred in connection with medical procedures necessary to diagnose and repair injury or sickness of Company Thoroughbreds up to the amount of $5,000 per horse. However, investors should be aware that insurance does not protect or insure against every loss which the Company might incur.

     The amount and extent of insurance to be acquired or retained by the Company will depend on management's evaluation of its economic benefit to the Company. It is not anticipated that all thoroughbreds will be insured. Rather, management may determine to insure only the more valuable Bloodstock which may be acquired. The amount of coverage on any particular horse is generally a function of its perceived value; initially, the amount of insurance may be based on the purchase price of Yearling Thoroughbreds. Thereafter, the Company may obtain appraisals from brokers or insurance experts in order to determine the appropriate level of insurance.

     The cost of surgical insurance is not anticipated to be material to the Company's business.

Government Regulation

     As a form of legalized gambling, horse racing is subject to regulation throughout the United States. Every state that sanctions horse racing has a racing commission which regulates the licensing of owners, trainers, and their employees, and determines the eligibility of horses to compete in racing events within its jurisdiction. Accordingly, to the extent the Company determines to participate in racing in any particular state, the Company will be forced to comply with the rules and regulations of that states' racing commission.

     Requirements for obtaining a racing license include the filing of an application and payment of a registration fee. Following these initial steps, research and investigation into the applicant's personal and financial background is conducted by the appropriate jurisdiction. While the Company is not privy to deliberations by the various racing commissions regarding the issuance of license, obstacles likely include past criminal conduct or financial insolvency. The Company does not consider the issuance of the requisite license to be an obstacle to the conduct of its business.

     The Company or its officers and directors will be required to be licensed in each jurisdiction within which the Company chooses to race its Thoroughbreds. Licenses are generally obtained only in those jurisdictions where the Company anticipates racing its prospects in the immediate future. All of the officers and directors, together with Dewey Williams, the owner of more than 5% of the Company's outstanding stock, are currently licensed in the states of Colorado and Kentucky. Due to the fact that such individuals are currently licensed in these states, and have formerly been licensed in a number of other states, it is not anticipated that the Company will incur any obstacles to registration in the future. However, there is no assurance that necessary registrations can be completed.

                                 30



Competition

     Competition in the thoroughbred industry is intense. The Company will face competition for the acquisition of racing prospects from major, established thoroughbred owners and trainers located throughout the United States and in other countries. While it is difficult to estimate the number of competitors, management is of the opinion that a large number of these companies and individuals are large, well established entities with substantial financial capabilities and sound earnings records. Thoroughbred markets are international and select auctions are internationally advertised. Accordingly, acquisition, sale and/or syndication of the Company's Thoroughbreds will be subject to intense competition from major horse breeders and dealers throughout the United States and abroad.

     The Company will also face stiff competition for acquisition of trainers to prepare and manage its Bloodstock for racing. Also in this respect, the Company will face competition from larger, well established companies and individuals with greater financial resources than the Company. While the Company's Thoroughbreds are currently trained by Michael Dickenson and Kelly Ackerman, there is no assurance they will continue in that capacity indefinitely and the Company may consider different or additional trainers in the future. (See "MANAGEMENT - Consultants").

Company Facilities

     The Company maintains its administrative offices in Colorado Springs, where it leases space from an affiliate. The Company shares office space, conference and reception area, with MCM Capital Management, Inc., in exchange for payment of $500 per month. The lease also provides administrative service, including reception and secretarial services at an hourly rate and subject to availability. The Company occupies this space on a month to month basis. (See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."). The Company may lease or acquire additional space in the future, as the needs of its business require and its working capital permits. However, management is of the opinion that such space is adequate for the needs of the Company for the foreseeable future.

Employees

     The Company currently has three employees, its President and Chief Executive Officer, Vice President and Vice President of Corporate Development. All of these individuals have devoted only a minor portion of their time to the Company prior to this offering. However, management anticipates that subsequent to this offering, Messrs. McElhaney and Conrad, the President/Chief Executive Officer and the Vice President/Secretary/Treasurer, respectively, will devote approximately 50% of their time to the affairs of the Company. All of these individuals serve without compensation, although the Company may pay medical insurance on behalf of such individuals. The Company has entered into employment contracts with the President and Vice President, providing for payment of compensation beginning in September, 1997. Such individuals may devote additional time to the Company as its business requires and as working capital permits.

     The Company will retain other individuals on a contract basis to fulfill specific needs, including Bloodstock consultants, veterinarians, trainers and jockeys. Bloodstock agents or consultants are typically paid a commission for purchases or sales effected with their assistance. Trainers are paid a day rate for horses, plus a percentage of purses won

                              31



by horses under their care. Jockeys are paid a percentage of purses obtained through their efforts on the Company's behalf. Finally, the Company may obtain secretarial and administrative support on an hourly basis pursuant to its lease with MCM.

     The Company may retain additional personnel in the future as its needs dictate and its working capital permits. However, management believes that its present and contemplated arrangements will be satisfactory for the foreseeable future.

Legal Proceedings

     Neither the Company nor any of its officers or directors in their capacity as such is a party to any pending legal proceeding and no such proceeding is contemplated to the best of their knowledge and belief.

                                32



                             MANAGEMENT

Directors and Officers

Name                          Age       Position

Raymond E. McElhaney          41        President, Chief
                                        Executive Officer,
                                        Chief Financial Officer and
                                        Chairman of the Board of Directors

Bill M. Conrad                41        Vice President, Secretary,
                                        Treasurer and Director

Ronald R. McGinnis            63        Vice President-Corporate
                                        Development  and Director

Clifford C. Thygesen          62        Director

Wayne Bamford                 60        Director


     Messrs. McElhaney, Conrad and McGinnis should be considered "founders" and "parents" of the Company (as such terms are defined by rule under the Securities Exchange Act of 1934, as amended), inasmuch as each has taken initiative in founding and organizing the business of the Company.

     The Board of Directors of the Company has been divided into classes. Pursuant to authority contained in the Articles of Incorporation, the term of the first class, including Messrs. Bamford and Thygesen, expire on the first annual meeting of shareholders; the term of the second class, including Messrs. McGinnis and Conrad, expire on the second annual meeting of shareholders; and the term of the third class, presently including Mr. McElhaney, expires on the third annual meeting of the shareholders. Upon election of their successors, directors will serve successive terms of two or three years, as appropriate. Officers will serve at the will of the Board of Directors.

     RAYMOND E. McELHANEY.  Mr. McElhaney has served as President,
Chief Executive and Financial Officer and director of the Company since inception. Mr. McElhaney is also President and a director of MCM Capital Management, Inc., a private Colorado corporation engaged in financial public relations, where he devotes a minor portion of his time. Mr. McElhaney has occupied that position since 1984. MCM Capital Management was also the managing partner of Wallstreet Racing Stables II (hereinafter referred to as "WS II") and Wallstreet Racing Stables III (hereinafter referred to as "WS III"), both general partnerships engaged in the acquisition, training and racing of thoroughbreds horses. (See "-Previous Experience with Thoroughbreds Syndications."). From December 1993, until June 1995, and again from December 1996 to August 1997, Mr. McElhaney was Secretary, Treasurer and a Director of Gold Capital Corporation, a precious metal development company. From 1987 to January, 1997, Mr. McElhaney was the President, Treasure and a director of Consolidated Capital of North America, Inc., a publicly traded real estate company with securities traded on the NASD over-the-counter bulletin board.

                               33



     BILL M. CONRAD. Mr. Conrad has served as Vice-President, Secretary, Treasurer and a Director of the Company also since
inception.   He was also President and a Director of Gold Capital
Corporation from 1993 to 1995 and from 1996 to August 1997. From 1989 to January, 1997, he also served as Vice-President of Corporate Development, Secretary and a director of Consolidated Capital of North America, Inc. He is also currently Vice President and a director of MCM Capital Management, Inc.

     RONALD R. McGINNIS. Mr. McGinnis has been the Vice President of Corporate Development and a director of the Company since inception. He was also associated with Consolidated Capital of North America, Inc., in the capacity of Vice-President and a director. Mr. McGinnis was also Vice President and a director of United States Exploration, Inc., a publicly traded corporation engaged in the oil and gas business from May, 1990 to August, 1997. Since 1990, he has also been President, sole director and shareholder of ARGAS Pipeline Company, a private Kansas corporation. Mr. McGinnis is also a joint venture partner with ARGAS, Inc., a privately held company engaged in the business of oil and gas drilling and installation of natural gas collection systems since March, 1987.

     CLIFFORD C. THYGESEN.     Mr. Thygesen has been a director of
the Company since August 9, 1995. Since 1988, Mr. Thygesen has been principally engaged as a private investor. Prior to that, he was in managerial and executive positions with a recreation supply company based in Boulder, Colorado. He is also currently President and a director of American Educational Products, Inc., a publicly traded company involved in the manufacture and distribution of educational products. The securities of American Educational Products, Inc. are traded on NASDAQ.

     WAYNE BAMFORD.    Mr. Bamford has been a director of the Company
since August 9, 1995. He has been a self employed businessman for approximately ten years, managing numerous investments and business interest during that time. Prior to that, Mr. Bamford was the operator of a ranch located southeast of Denver, where he boarded, bred and raised thoroughbred race horses on behalf of himself and independent third parties. Prior to that time, Mr. Bamford assisted his father in the operation of a ranch near Sterling, Colorado where he was also involved in the ownership, breeding, raising and training of thoroughbred racehorses. Mr. Bamford has been associated with thoroughbred race horses in various capacities for over forty years.

     No family relationships exist between any of the officers and directors of the Company.

Compensation

     Employees have received no compensation for their services as officers or directors of the Company, although each individual is entitled to participate in the Company's Non-Qualifying Stock Option and Stock Grant Plan, and to be reimbursed for reasonable out of pocket expenses incurred on behalf of the Company. However, the Company has executed employment agreements with certain of its officers providing for payment of compensation beginning September 1, 1997. (See "MANAGEMENT - Employment Contracts" below). The Company may also pay medical insurance premiums on behalf of the officers, upon approval of the Board of Directors. The Company also retains the right to compensate members of the Board of Directors and an advisory board for special services rendered to the Company including assistance in the sale or syndication of Company Thoroughbreds.

                              34



Employment Contracts

     Effective June 1, 1997, the Company entered into employment agreements with Messrs. McElhaney and Conrad, President and Vice President of the Company, respectively. The Employment Agreements are effective for a period of eighteen months and are automatically renewable unless written notice of termination is given by the Company not less than 90 days prior to expiration of the eighteen month term. The Agreements may also be terminated by the Company for cause, and by the employee on not less than 90 days advance written notice.

     Each employment agreement provides for payment of monthly compensation in the amount of $2,000 commencing September, 1997. However, each individual has agreed to defer receipt of such compensation pending receipt of sufficient proceeds from this offering. Each individual is also entitled to be reimbursed for reasonable and necessary expenses incurred on behalf of the Company. Finally, Messrs. McElhaney and Conrad are entitled, pursuant to the terms of the Employment Agreements, to participate in group health, disability, life, bonus, profit sharing and stock option plans maintained for other employees and directors of the Company.

Stock Option Plan

     The Company has adopted a Non-Qualified Stock Option and Stock Grant Plan ("Plan") for the benefit of key personnel and others providing significant services to the Company. An aggregate of 1,000,000 shares of Common Stock have been reserved for issuance under the Plan. As of the date of this Prospectus, no options have been granted pursuant to the Plan.

     The Plan is administered by the Board of Directors, who shall select optionees and recipients of any stock grants, the number of shares and the terms and condition of any options or grants of key persons defined in the Plan. In determining the value of services rendered to the Company, the Board will consider, among other things, such person's employment position in relationship with the Company, his duties and responsibilities, ability, productivity, length of service or association, moral, interest in the Company, recommendation by supervisors and the value of comparable services rendered by others in the community who are similarly situated. All options granted pursuant to the Plan shall be exercisable at a price not less than the fair market value of the Common Stock on the date of grant. Unless otherwise specified, the options expire ten years from the date of grant.

Previous Experience in Thoroughbreds Syndications

     Messrs. McElhaney and Conrad have been involved in three recent thoroughbred syndications, together with additional experience owning, training and racing thoroughbreds individually. Their participation in the thoroughbreds industry commenced in approximately 1982. While engaged in unrelated businesses, Messrs. McElhaney and Conrad acquired thoroughbreds individually and in partnership with other individual for purposes of training and racing. Those endeavors, while generally self-sustaining from a financial standpoint, came to a conclusion in approximately 1986, when the thoroughbred industry underwent a substantial retrenchment. Tax legislation adopted in that year, including adoption of the passive activity rules, substantially effected economics in the thoroughbreds industry. Accordingly, Messrs. McElhaney and Conrad temporarily abandoned their participation.

                               35


     Their interest in horse racing was rekindled in approximately 1992. Since that date, they have organized three general partnerships devoted to the acquisition, training and racing of thoroughbred horses, in addition to the Company.

     Most recently, through MCM Capital Management, Messrs. McElhaney and Conrad organized WS III, prior owner of Da Hoss. That entity was organized in the summer of 1993 to acquire, train, race and sell or syndicate thoroughbred Yearlings. The partnership raised initial capital of $56,000, which, together with additional contributions, was used to acquire four Thoroughbred Yearlings, including Da Hoss.
A Yearling Filly by "Bet Twice" was acquired at the Fasig-Tipton September sale for $12,000. Subsequent to acquisition, the Filly was raced, but did not place, and was sold for $2,500 to an independent third party. WS III also acquired a Yearling Colt by "Relaunch" for $27,000 at the Keeneland September Select Yearling Sale. Prior to commencing his racing career, that Colt was sold for $20,000. Finally, WS III acquired a "Woodman" Filly for $20,000 in 1994. That Filly was subsequently sold at the Barrett's March select sale for 2 year olds in training for $27,000. WS III also received revenues of approximately $38,000 from racing Da Hoss prior to sale of an 85% interest to Prestonwood Farm for $200,000, and approximately $90,000 additional since that time.

     Prior to WS III, Messrs. McElhaney and Conrad organized WS II, another general partnership organized to acquire and race thoroughbreds. That entity acquired a thoroughbred Gelding called "Lucky Sync" together with two Yearlings at the Keeneland September Select Yearling Sale in 1992. Lucky Sync's racing career came to an end shortly after being named 1992 Colorado Older Horse of the Year and earning $30,000 for the Partnership and was sold for a price of $8,000 to one of the partners.

     The careers of the two Yearlings acquired by that partnership were cut short due to injury of the horses. A four year old Filly named "Cherokee Go" of which the Company acquired a one half interest at the Keeneland September Yearling Sale for $13,000, was injured shortly after commencing what looked to be a very promising racing career, and was subsequently sold for an aggregate price of $2,500. "Seminole Win" was a five year old Gelding acquired at the same time for $20,000. His racing career included starts in Arizona, California, Colorado and Iowa, where he started 19 times, winning four, placing second five times and third twice. His career earnings were approximately $46,500.

     WS II also claimed "Maggie's Bid" for $6,250 as a four year old with then-earnings of $11,500, including twelve starts and five wins. Under the management of WS II, Maggie's Bid subsequently raced and was sold for $5,000, after upping his career earnings to $29,000, including 34 starts, ten wins, four seconds and two thirds.

     The initial partnership organized by Messrs. McElhaney and Conrad was Wallstreet Racing Stables, a partnership comprised of nine individuals and aggregate capital contributions of $10,000. Those contributions were utilized to acquire Lucky Sync for $3,000, at that time a six-year old thoroughbred Gelding who had been laid off from racing. Subsequent to acquisition by Wallstreet I, Lucky Sync earned an aggregate of $23,000, including winning the Mt. Elbert Stakes and was named 1992 Colorado Older Horse of the Year and was runner up to Colorado Horse of the Year in 1993. Lucky Sync was subsequently acquired by Wallstreet II.

                             36



                       CONFLICTS OF INTEREST

Acquisition of Da Hoss

     The Company acquired its interest in Da Hoss from WS III, a Colorado general partnership in which an affiliate of Messrs.
McElhaney and Conrad was the managing general partner. All of the remaining officers and directors of the Company were also general partners in WS III. The Company acquired its 15% interest in Da Hoss in exchange for the issuance of 80,000 shares of Common Stock pursuant to a Purchase Agreement effective January 1, 1996. Messrs. McElhaney, Conrad , McGinnis, Thygesen and Bamford are partners in WS III and comprised the entire Board of Directors participating in the decision to acquire the Company's interest in that thoroughbred. Accordingly, the Purchase Agreement was not negotiated in an arms-length transaction. The value placed on Da Hoss in that transaction was based on a valuation obtained by WS III for insurance purposes. Accordingly, while the Company did not obtain an independent appraisal, management is of the opinion that the terms and conditions of the Purchase Agreement is no less favorable than could be obtained from an unaffiliated third party. Nonetheless, the Board of Directors was subject to a conflict of interest in negotiating and completing the acquisition of this Thoroughbred.

General

     As participants in a number of business endeavors, Messrs.
McElhaney, Conrad and McGinnis will be faced with potential conflicts of interest in regard to time, effort and corporate opportunity on behalf of the Company. Although each will devote substantial time to the affairs of the Company, none will devote full time to their duties as officers. Management anticipates that subsequent to this offering, Messrs. McElhaney and Conrad will devote approximately 50% of their time to the affairs of the Company and Mr. McGinnis approximately ten hours per month. Accordingly, their responsibilities as officers of the Company will conflict with other commitments outside the Company. Nonetheless, Messrs. McElhaney, McGinnis and Conrad believe they have sufficient time to devote to the affairs of the Company. Finally, while none of the other entities with which Messrs. McElhaney, Conrad and McGinnis are currently affiliated are engaged in the thoroughbred business, they are aware of the doctrine of corporate opportunity. Such doctrine provides that business opportunities which come to the attention of company officers within the realm of its business activities must first be offered to the Company. Messrs. McElhaney, Conrad and McGinnis have recognized this obligation in their position as officers of the Company.

                                37



       SHAREHOLDINGS OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     As of the date of this Prospectus, there were a total of 697,000 shares of Common Stock of the Company outstanding. The following tabulates holdings of Common Shares of the Company by each person who, as of the date of this Prospectus, holds of record or is known by management of the Company to own beneficially more than 5% of the voting securities outstanding and, in addition, by all directors and officers of the Company individually and as a group. The table does not reflect the possible exercise of the Warrants or up to 1,000,000 shares of Common Stock under the Company's Incentive Stock Option Plan. The shareholders listed below have sole voting and investment power, except as otherwise noted.

                                    Number               Percent
Name and Address                    of Shares      of Voting Securities
                                                    Before    After
                                                    Offering  Offering(3,4)

Raymond E. McElhaney(1,2)
5525 Erindale Drive, Suite 201
Colorado Springs, CO 80918           203,833        29.24%     17.03%

Bill Conrad(1,2)
5525 Erindale Drive, Suite 201
Colorado Springs, CO 80918           203,333        29.17%     16.97%

Ronald R. McGinnis(1)
5525 Erindale Drive, Suite 201
Colorado Springs, CO 80918            46,333         6.64%      3.87%

Clifford C. Thygesen(1)
4893 Idylwild Trail
Boulder, CO 80301                     56,333         8.08%      4.71%

Wayne Bamford(1)
5948 East King Court
Parker, CO 80134                      46,333         6.64%      3.87%

Dewey L. Williams
4611 Langland Road, #104
Dallas, Texas 75244                   76,333        10.95%      6.38%

All Officers and Directors
as a Group (5 persons)               556,165        79.79%     46.46%
-----------------------------
1    Officer or director.

2 Includes 2,500 shares held by MCM Capital Management of which Messrs McElhaney and Conrad are officers, directors and principal shareholders.

3 Assumes sale of all Common Shares offered hereby, of which there is no assurance.

4 Does not take into account the issuance of 54,500 Common Shares issuable upon exercise of the Warrants.
------------------------------


                                  38



     The Company knows of no arrangement, including the pledge by any person of securities of the Company, which may at a subsequent date result in a change of control of the Company.

     Finally, it is conceivable that certain of the officers and directors could become eligible for stock option grants under one or both of the Company stock option plans.

                                  39



           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recent Private Financings

     The Company commenced its capitalization on July 19, 1995 by issuing 500,000 shares of its Common Stock to Messrs. McElhaney and Conrad for a price of $.01 per share. Messrs. McElhaney and Conrad comprised a majority of the Board of Directors when that transaction was approved, but abstained from voting due to the inherent conflict of interest. In February, 1996, Messrs. McElhaney and Conrad each donated 75,000 shares back to the Company.

     On August 9, 1995, the Company issued an aggregate of 75,000 shares to Messrs. McGinnis, Thygesen and Bamford, for consideration totaling $2,500 each, or $.10 per share. That transaction was approved by the Board of Directors consisting of Messrs. McElhaney and Conrad, the sole disinterested members at that time.

Acquisition of Da Hoss

     Effective January 1, 1996, the Company acquired its interest in Da Hoss from WS III, an Affiliate of the Company. Messrs. McElhaney, Conrad, McGinnis, Thygesen and Bamford were also general partners in WS III at the time of these transactions. The Company issued 80,000 Common Shares for a 15% interest in Da Hoss valued at $80,000 for purposes of this transaction. As partners in WS III, each member of the Board of Directors received one sixth interest in the Common Stock received by WS III in this transaction. The value placed on Da Hoss in this transaction was based on a valuation of that interest received by WS III for mortality insurance purposes. However, no appraisal was obtained from an independent third party regarding the fairness of the transaction to the Company. Nonetheless, management is of the opinion that the transaction was no less favorable than could be obtained from an unaffiliated third party.

Acquisition and Disposition of Broker John

     Also effective January 1, 1996, the Company acquired the two-year old Colt, Broker John. The Company acquired a 100% interest in this Colt for $39,000, based on an original purchase price of $31,000 plus training and boarding expenses accrued to that date. Broker John was acquired from WS III for $15,000 cash and 48,000 Common Shares. Broker John's race career was marred by injuries and consequently, management determined that he should be sold at auction. The sale of Broker John netted the Company $9,000 in proceeds, which was added to working capital.

Miscellaneous Transactions

     The Company currently shares office facilities, consisting of office space with conference facilities, with MCM Capital Management, Inc. pursuant to an oral agreement effective September 1, 1995. The agreement provides the Company with office space, conference facilities and other support for a monthly payment of $500. The agreement is effective on a month to month basis commencing September
1. Messrs. McElhaney and Conrad are also officers, directors and principal shareholders of MCM.

                                 40



                     DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 15,000,000 shares of Common Stock, $.001 par value and 5,000,000 shares of Preferred Stock, $.01 par value. The following description of the Company's securities is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended, a copy of which is available upon request to the Company.

Common Stock

     Each Common Share is entitled to one vote at all meetings of shareholders. All shares are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional Shares. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Shares will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of the Company's Preferred Stock.

     All of the Company's issued and outstanding Common Shares are, and, when paid for according to the terms of the offering will be, fully paid and non-assessable and are not subject to any future call.

Possible Restrictions on Common Stock

     Under regulations adopted by various state racing commissions, persons who acquire substantial amounts of a corporation licensee's stock (generally ranging from four to ten percent) must themselves be licensed by the racing commission. The process of licensing involves applications with the racing commission, payment of a small fee and a background investigation, including financial condition and criminal history. In order to accommodate the possibility that one or more purchasers of Company Stock may not qualify as licensees, the Company's Articles of Incorporation have been amended to provide that the Company may repurchase any stock of an investor who fails to qualify as a licensee when required. The Amendment provides, in pertinent part, that the investor will sell, and the Company will purchase, any Common Share of such person or entity for a purchase price equal to the current market price of the securities within thirty days of written request by the Company. Stop transfer instructions will be placed with the Company's transfer agent for Common Share owned by any investor who refuses to comply with such provision.

     The restrictions noted in the foregoing paragraph will be contained in a legend on each certificate issued by the Company.

Preferred Stock

     The Articles of Incorporation vest the Board of Directors of the Company with authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether

                                41

dividends are cumulative and the date from which any dividend shall accrue;
(iii) whether Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

     There are no shares of Preferred Stock issued or outstanding on the date of this Prospectus and management has no present intent or plan to issue any shares. Preferred Stock could be issued to deter or delay a takeover which is unwanted by management or, in connection with a business acquisition. (See "Risk Factors").

Warrants and Options

     Warrants     In connection with two private placements of its
securities pursuant to exemptions from the registration requirements of the 1933 Act, the Company currently has outstanding 54,500
Warrants.  Each Warrant entitles the holder thereof to purchase one
Common Share for the purchase price of $2.00 per share and is
exercisable until April 30, 1998 (the "Exercise Period").   Thereafter,
the Warrants will expire, become void and of no further force or effect, unless extended in the sole discretion of the Company. The Company
reserves the right to modify the exercise price.   All of the Company's
Warrants have been issued under a Warrant Agreement between the Company and Corporate Stock Transfer, Inc. ("Transfer Agent"). In connection with the offering contemplated herein, the Company has authorized and reserved for issuance up to 54,500 shares of Common Stock issuable upon exercise of the Warrants.

     Any decision to extend the Exercise Period of the Warrants or change the exercise price will rest in the discretion of the Company. In the event a decision is made to extend the Exercise Period or change the exercise price, such notice shall be delivered to holders by written notice not less than thirty days prior to expiration of the Exercise Period. Upon expiration of the Exercise Period, it is anticipated that any market which might have existed for the Warrants will terminate.

     The Warrants contain the usual anti-dilution provisions so as to avoid dilution of the equity which is represented by the underlying Common Stock upon the occurrence of certain events, such as stock dividends or splits. In the event of liquidation, dissolution, or winding up of the Company, holders of the Warrants will not be entitled to participate in the assets of the Company. Holders of Warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the Warrants.

     The Warrants are redeemable at the election of the Company upon thirty days advanced written notice to the holders at a redemption price of $.0001 per Warrant. Notice of the Company's decision to redeem the Warrants shall be given to the holders by regular mail at the last known address maintained by the Company's Warrant Agent. The failure of the holder of such Warrants to purchase the Common Stock within the thirty day period will result in such holders' forfeiture of the right to purchase the Common Stock underlying the Warrants.

                                  42



     The Warrants may not be exercised unless the holder resides in a state where such exercise will be permitted under applicable state securities laws. The Company anticipates that the issuance of the Common Stock underlying the Warrants will be permitted in each jurisdiction wherein holder of the Warrants reside. However, subsequent transfer of the Warrants may result in the inability of the holder to exercise the Warrants.

Reports to Shareholders

     Following this offering, the Company intends to file a registration statement to register its Common Shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act").
As a result, upon effectiveness of such registration statement, the Company will be required to file periodic reports with the Commission and comply with the proxy solicitation rules contained in the 1934
Act. It is also anticipated that the Company will deliver annual reports to shareholders containing audited financial statements of the Company. The Company may also prepare and deliver quarterly and other interim statements to shareholders as management deems appropriate.

Transfer and Warrant Agent

     The Company's transfer agent for the Common Stock and Warrants is Corporate Stock Transfer, 370 17th Street, Suite 2350, Denver,
Colorado 80203, telephone number (303) 595-3300.

Dividends

     No dividend has been declared or paid by the Company on its shares of Common Stock since inception and no dividends on shares of Common Stock are contemplated in the foreseeable future.

                                 43



                        PLAN OF DISTRIBUTION

Plan of Distribution

     The Company is offering, through its officers and directors, on a  "best efforts" basis at an offering price of $1.00 per Common
Share a total of 554,500 Common Shares of the Company.  Of that amount, 500,000 Common Shares are being offered by the Company for cash for a period of ninety days from the date of this Prospectus, unless extended for an additional period not to exceed thirty days in the aggregate.  The Common Shares will be offered on the Company's behalf primarily by Raymond E. McElhaney, and to a lesser extent,
Ronald R. McGinnis, Clifford C. Thygeson and Wayne Bamford.  Mr.
McGinnis is the Vice President-Corporate Development of the Company
and Messrs. Thygeson and Bamford are directors of the Company. In connection with their efforts, these officers and directors will rely on the "safe harbor" provisions of Rule 3a4-1 of the Securities
Exchange Act of 1934 (the "1934 Act").  Generally speaking, Rule 3a4-
1 provides an exemption from the broker/dealer registration requirements
of the 1934 Act for associated persons of an issuer.   A commission will
not be paid to the Company or its officers and directors for sales effectuated by them. No one, including the Company, has made any commitment to purchase any or all of the Common Shares. Rather, the officers and directors will use their best efforts to find purchasers for the Common Shares for a period of 90 days from the date of this Prospectus, subject to an extension in the sole discretion of the Company for an additional period not to exceed 30 days in the aggregate.

     The remaining 54,500 Common Shares are being offered in connection with the exercise of previously issued and outstanding Warrants. These Common Shares will only be available for purchase by those individuals and entities holding the previously issued and outstanding Warrants which are exercisable up through and including April 30, 1998. A commission will not be paid to the Company or its officers and directors for sales effectuated in connection with the exercise of the Warrants. (See- "PLAN OF DISTRIBUTION-Exercise of Warrants).

     In either case, there is no minimum number of Common Shares or sales proceeds which must be received to complete the Offering. As a result, all proceeds will be immediately deposited in the Company's bank account and available for all valid corporate purposes. Purchasers in this offering will not be entitled to a return of their purchase price following receipt by the Company.

     The Company anticipates making sale of Common Shares to persons whom it believes may be interested or who have contacted the Company with interest in purchasing the securities. The Company may sell Common Shares to such person if they reside in a state in which the Common Shares may be sold and in which the Company is permitted to sell the Common Shares. The Company is not obligated to sell Common Shares to any such person.

     Officers, directors, present shareholders of the Company and persons associated with them may be sold some of the Common Shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the Common Shares sold hereunder and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any purchases by such persons.

                                44



     Investors should be aware that while this offering is being conducted through its officers and directors, the Company retains the right to utilize the services of Broker/Dealers ("Participating Broker/Dealers") who are members of the National Association of Securities Dealers, Inc. ("NASD"). The Company reserves the right to pay commission in connection with sales effectuated through Participating Broker/Dealers in an amount not to exceed 10% of the sales price for sale effectuated by them. The Company will amend the Prospectus and the Registration Statement of which it is a part to identify any Participating Broker/Dealer who sells more than 5% of the securities offered hereby.

     In the view of the Commission, any Participating Broker/Dealer that sells securities in this offering would be deemed a "underwriter" as defined in Section 2(11) of the 1933 Act. Further, prior to the participation of any Participating Broker/Dealer, the Company must obtain a no objection opinion from the NASD regarding the contemplated underwriting compensation and arrangements.

Pricing the Offering

     The offering price of the Common Shares was determined by the Company based primarily upon recent sales prices of the Common Shares. In arriving at the offering price, the Company took into account such factors as the history and lack of operation of the Company, its assets and anticipated expenses of acquiring and maintaining the thoroughbreds and the current trading price of the Common Shares. However, the offering price of the Common Shares should not be utilized as an indication of value of the securities or an assurance that purchasers will be able to resell these securities for an amount equal to the offering price or any price in excess of that amount. The exercise price of the Warrants was arbitrarily determined by the Company. The offering price of the Common Shares and exercise price of the Warrants bears no necessary relationship to the Company's assets, book value, lack of earnings, net worth or any other traditional criterion of value.

     In as much as the Company is offering the Common Shares and an underwriter was not retained for such purposes, the Company's determination of the offering price and the exercise price of the Warrants has not been determined by negotiation with an underwriter, as is customary in most offerings. To the extent an underwriter has not been involved in determining the offering price, subscribers are subject to an increased risk that the price of the Company's securities has been arrived at arbitrarily.

Exercises of Warrants

     The 54,500 Common Shares which may be acquired upon exercise of the Warrants, of which there can be no assurance, are being offered by the Company on a "best efforts" basis. No commissions will be paid to any person in connection with the exercise of the Warrants. Any solicitations of the holders of the Warrants to exercise their Warrants will be made only by the Company and will be accompanied or preceded by the delivery of this Prospectus.

     Each Warrant entitles the holder to purchase one Common Share at an exercise price of $1.00 (the "Exercise Price") for a period up through and including April 30, 1998. The Company has undertaken to maintain the effectiveness of this Registration Statement pending expiration of the exercise period. Persons wishing to exercise their

                              45



Warrants must present and surrender the Warrant to the Company at its office or at the office of its transfer agent, Corporate Stock Transfer, Inc., 370 17th Street, Denver, Colorado 80202, (303) 595-3300, along with a duly executed Form of Election and accompanied by payment of the Exercise Price for the number of shares specified in that form, together with all applicable Federal and state taxes including all transfer fees, if any. All payments must be received prior to the termination of the exercise period, and Warrants not exercised prior to termination will expire. The Warrants are redeemable by the Company upon thirty days notice to the holder by regular mail at the last known address maintained by the Company's Transfer Agent. (See "DESCRIPTION OF SECURITIES- Warrants).

                           LEGAL MATTERS

     The legality of the securities of the Company offered hereby will be passed on for the Company by Overton, Babiarz & Sykes, P.C., 7720 East Belleview Avenue, Suite 200, Englewood, Colorado 80111, legal counsel for the Company. Overton, Babiarz & Sykes, P.C. owns fifteen thousand (15,000) Common Shares of the Company.

                              EXPERTS

      The financial statements of the Company included herein and in the Registration Statement have been examined by Kish, Leake & Associates, P.C., independent certified public accountants, and are included herein and in the Registration Statement in reliance upon the report of such firm given on their authority as experts in accounting and auditing.



                                46










                 WALLSTREET RACING STABLES, INC.

                       FINANCIAL STATEMENTS

                With Independent Auditors' Report

     For The Fiscal Year Ended June 30, 1997 And The Period
         July 18, 1995 (Inception) Through June 30, 1996
  And the Three Month Interium Period Ended September 30, 1997
                           (Unaudited)































                 WALLSTREET RACING STABLES, INC.


                        TABLE OF CONTENTS



                                                      Page
Independent Auditors' Report                            1

Balance Sheet                                           2

Income Statement                                        3

Statement of Retained Earnings                          4

Statement of Cash Flows                                 5

Notes to Financial Statements                           6-9







                   Independent Auditors' Report


We have audited the accompanying balance sheet of Wallstreet Racing Stables, Inc., as of June 30, 1997, and the related statements of income, shareholders' equity and cash flows for the fiscal year ended June 30, 1997 and the period July 18, 1995 (Inception) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wallstreet racing Stables, Inc. at June 30, 1997 and the results of its operations and its cash flows for the fiscal year ended June 30, 1997 and the period July 18, 1995 (Inception) through June 30, 1996 in conformity with generally accepted accounting principles.



Kish, Leake & Associates, P.C.
Certified Public Accountants
Englewood, Colorado
September 9, 1997







                               -1-



Wallstreet Racing Stables, Inc.
Balance Sheet
June 30, 1997

                                                 Unaudited       Audited
                                                 September         June
                                      Notes       30, 1997       30, 1997
ASSETS

Current Assets:

Cash                                                $4,823        $12,087
Accounts Receivable                     1              219            144
Prepaid Expenses                                     3,888          4,968
                                                     -----         ------
Total Current Assets                                 8,930         17,199

Property And Equipment

Broodmares                                          10,250         10,250
Racehorses                              2,7         54,437         38,238
                                                    ------         ------
Total                                               64,687         48,488
Accumulated Depreciation                           (11,622)        (8,737)
                                                    ------         ------
Net Property And Equipment                          53,065         39,751


TOTAL ASSETS                                       $61,995        $56,950
                                                   =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities - Accounts Payable - Trade      50,822         17,473
Accrued Salaries                                     4,000              0
Accrued Interest - Shareholders                        121              0
Notes Payable - Shareholders                        15,000              0
                                                    ------         ------
Total Current Liabilities                           69,943         17,473
                                                    ------         ------

Long-Term Liabilities                                    0              0
                                                         -              -

TOTAL LIABILITIES                                   69,943         17,473
                                                    ------         ------

SHAREHOLDERS' EQUITY                    2

Preferred Stock  - $.01 Par Value,
 5,000,000 Shares Authorized;  -0-
 Shares Issued And Outstanding                           0              0

Common Stock  - $.001 Par Value,
 15,000,000 Shares Authorized;
 697,000 Shares Issued and Outstanding                 697            697

Capital Paid In Excess Of Par Value    1,5         268,494        264,494
Retained (Deficit)                                (277,139)      (225,714)
                                                  ---------      ---------
TOTAL SHAREHOLDERS' EQUITY                          (7,948)        39,477
                                                    -------       -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $61,995       $56,950
                                                    =======       =======

  The Accompanying Notes Are An Integral Part Of These Financial Statements.

Wallstreet Racing Stables, Inc.
Statement Of Operations
                                   Unaudited
                                    For The                        For The
                                  Three Month                       Period
                                 Interim Period      For The     July 18,1995
                                     Ended         Year Ended    (Inception)
                                   September          June       Through June
                           Notes    30, 1997        30, 1997       30, 1996

Revenue - Purses                           $126      $104,802               0

Operating Expenses:

Advertising                                  60             0               0
Boarding And Training                    12,298        24,959           8,344
Commissions                               1,800         4,575               0
Depreciation                              2,885         8,512           4,288
Horseshoeing expense                        550           180               0
Horse Transportation                        299         3,120             599
Insurance                                 2,008         6,549             720
Jockey Fees                                 126        10,358               0
Legal And Accounting                      4,550         9,982           5,325
Offering Costs                1               0            67          20,000
Office                                    4,543         6,377           1,813
Race Expenses                             1,703        20,613               0
Rent                          4           1,500         6,000           3,000
Salaries                     2,5          8,000        24,000          91,100
Telephone                                   495         2,706             653
Travel And Entertainment                  7,197        23,893           6,110
Vet Expenses                              3,355         5,792           4,000
                                          -----       -------         -------
Total Operating Expenses                 51,369       157,683         145,952
                                         ------       -------         -------
(Loss) From Operations                  (51,243)      (52,881)       (145,952)
                                        --------      --------        --------
Other Income (Expense):

Interest Income                              33           470               0
Interest (Expense)                         (215)         (659)             (9)
(Loss) On Sale Of Horse                       0             0         (26,683)
                                              -             -         --------
Total Other Income (Expense)               (182)         (189)        (26,692)
                                           -----         -----        --------
(Loss) Before Taxes                     (51,425)       (53,070)      (172,644)

Income Tax Expense                            0              0              0

Net  (Loss)                            ($51,425)      ($53,070)      (172,644)
                                       =========      =========      =========

Weighted Average Common Shares
Outstanding                              697,000        677,500        503,775

(Loss) Per Share              1            (0.07)         (0.08)         (0.34)


  The Accompanying Notes Are An Integral Part Of These Financial Statements.

Wallstreet Racing Stables, Inc.
Cash Flow Statement

                                     Unaudited
                                      For The                       For The
                                      Three Month                    Period
                                    Interim Period    For The     July 18, 1995
                                         Ended       Year Ended    (Inception)
                                       September        June       Through June
                               Notes    30, 1997      30, 1997        30, 1996

Net (Loss)                                 (51,425)    ($53,070)      ($172,644)

Items Not Affecting Cash Flow:

Depreciation                      1          2,885        8,512           4,288
Contribution of Services          5          4,000       24,000          12,000
Loss on Sale of Horse                            0            0          26,683
Stock Issued for Other-Than Cash                 0            0         110,600

(Increase) Decrease in Receivable              (75)       9,206          (9,350)
(Increase)(Decrease)in Prepaid Expenses      1,080       (3,063)         (1,905)
Increase in Accounts Payable                33,350        6,657          10,816
Increase in Accrued Interest                   121            0               0
Increase in Accrued Salaries                 4,000            0               0
                                             -----            -               -
Net Cash Flows Provided From
(Used By) Operations                        (6,064)      (7,758)        (19,512)
                                            -------      -------        --------

Cash Flows From Investing Activities:

Sale of Horses                                   0            0          10,000
Purchase Of Horses                         (16,200)     (47,588)        (40,746)
                                           --------     --------        --------
Net Cash Flows Provided From
(Used By) Investing                        (16,200)     (47,588)        (30,746)
                                           --------     --------        --------

Cash Flows Provided From Financing
Activities:

Notes Payable - Shareholder                 15,000            0               0
Sale Of Common Stock              2              0       58,500          60,000
Stock Subscriptions Exercised                    0        5,500               0
Deferred Offering Costs           1              0            0          (6,309)
                                                 -            -           -----
Net Cash Flows Provided From
(Used By) Financing                         15,000       64,000          53,691
                                            ------       ------          ------

Net Increase In Cash                        (7,264)       8,654           3,433
Cash At Beginning Of Period                 12,087        3,433               0
                                            ------       ------           -----
Cash At End Of Period                       $4,823      $12,087         $3,433
                                            ======      =======         ======

Summary Of Non-Cash Investing And
Financing Activities:

Horses Purchased From Related
Parties For Common Stock          2              0           0         $24,900
                                                 =           =         =======
Stock Issued For Subscriptions
Receivable                        2              0           0          $5,500
                                                 =           =          ======

Stock Issued For Legal Services   2              0           0          $7,500
                                                 =           =          ======

Horses Purchased From Related
Parties For Services In Exchange
For Common Stock                  2              0           0         $79,100
                                                 =           =           =======

The Accompanying Notes Are An Integral Part Of These Financial Statements.

Wallstreet Racing Stables, Inc.
Statement Of Shareholders Equity

                 Number Of  Number Of            Capital Paid
                  Common    Preferred   Common   In Excess Of Accumulated
           Notes  Shares     Shares      Stock    Par Value    (Deficit)   Total

Balance At  1,2
July 18, 1995            0          0       $0            $0       $0        $0

Issuance Of
Common Stock:

July 1995 For Cash
@ $.01 Per Share   500,000          0      500         4,500              5,000

August 1995 For
Cash @ $.10 Per
Share               45,000          0       45         4,455              4,500
August 1995 for
Subscriptions
Receivable @ $.10
Per Share           55,000          0       55         5,445              5,500
January/February
1996 For:
Purchase Race Horse
@ $.50 Per Share    48,000          0       48        23,952             24,000
Legal Services
@ $.75 Per Share    10,000          0       10         7,490              7,500
Purchase Race Horse
@ $1.00 Per Share      900          0        1             0                  1
Services Provided By
Related Party       79,100          0       79        79,920             79,999

May 1996 Private
Offering For Cash
@ $1.00 Per Share   50,500          0       51        50,449             50,500

Deferred Offering
Costs                                                 (6,309)            (6,309)

February 1996
Returned And
Cancelled Shares  (150,000)         0    (150)           150                  0

Contributed Services                                  12,000             12,000

Net (Loss)
June 30, 1996                                                (172,644) (172,644)
                   -------          -     ---        ------  --------- --------
Balance At
June 30, 1996      638,500          0     639        182,052 (172,644)   10,047
                   =======          =     ===         ======  ========   =======
November 1996
Private Offering
For Cash @ $1.00
Per Share           58,500                 58         58,442             58,500

Contributed Services                                  24,000             24,000

Net (Loss)
June 30, 1997                                                 (53,070)  (53,070)
                   -------          -    ----      -------- ----------  --------
Balance At
June 30, 1997      697,000          0    $697      $264,494 ($225,714)  $39,477
                   =======          =    ====      ======== ==========  ========

Contributed Services                                  4,000               4,000

Unaudited Net(Loss)
September 30, 1997                                            (51,425)  (51,425)

Unaudited Balance
at September 30,
1997               697,000          0    $697      $268,494 ($277,139)  ($7,948)
                   =======          =    ====      ======== ==========  ========

  The Accompanying Notes Are An Integral Part Of These Financial Statements.

Wallstreet Racing Stables, Inc.
Notes to Financial Statements
For the Year Ended June 30, 1997


Note 1 - Organization and Summary of Significant Accounting
Policies

Organization

On July 18, 1995 Wallstreet Racing Stables, Inc. (the Company) was incorporated under the laws of Colorado. The Company's primary purpose is to engage in all phases of the thoroughbred horse racing industry.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation

Race Horses are stated at cost and are depreciated over their estimated economic lives ranging from 1 to 5 years depending on their age when purchased. Brood mares are stated at cost and are depreciated over their estimated economic lives ranging from 3 to 7 years depending on their age when purchased.

Broodmares

Broodmares consist of registered thouroughbred horses. If a broodmare is acquired in foal, the cost is allocated between the broodmare and the unborn foal on the basis of their relative value at the time of acquisition.

Deferred Offering Costs

In connection with the offering of its common shares, the Company incurred offering costs consisting of legal, printing, and underwriting fees totaling $20,000 for an unsuccessful public offering and $6,309 consisting of legal and printing for a successful private offering. The costs are reflected on the balance sheet as deferred offering costs until such time as the offering is completed or terminated. Should the offering be unsuccessful, deferred offering costs to date will be charged to expense. Therefore $20,000 has been charged against expense and $6,309 reduced the offering proceeds at June 30, 1996.

Wallstreet Racing Stables, Inc.
Notes to Financial Statements
For the Year Ended June 30, 1997


Statement of Cash Flows

For purposes of the statement of cash flows, the Company considered demand deposits and highly liquid-debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash paid for interest during the year ended June 30, 1997 was $659. Cash paid for income taxes for the year ended June 30, 1997 was $ -0-.

Accounts Receivable - Allowance for Doubtful Accounts

Bad debts are provided on the allowance method based on historical experience and management's evaluation of outstanding accounts receivable at the end of each year. The allowance at June 30, 1997 was $ -0-.

Net Income (Loss) Per Common Stock

The net income (loss) per common share is computed by dividing the net income
(loss) for the year by the weighted average number of common shares outstanding at June 30, 1997.

Revenue Recognition

Revenue is recognized when a purse from a race is earned.

Note 2 - Equity

The Company initially authorized 20,000,000 shares of stock. 5,000,000 shares of $.01 par value preferred stock and 15,000,000 shares of $.001 par value common stock.

In July 1995 the Company issued various officers and directors 500,000 shares of common stock for $5,000 cash or $.01 per share. In February 1996, 150,000 of these shares were returned to the Company and canceled. In August 1995, the Company issued 100,000 shares of common stock for $10,000 cash or $.10 per share. In January and February 1996, the Company exchanged 10,000 shares of common stock for legal services valued at $7,500 or $.75 per share, the 48,000 shares of stock valued at $24,000, based on predecessor cost, or $.50 per share for part of the purchase price of a racehorse from an entity owned by a related party, and 80,000 shares of common stock valued at $80,000 or $1.00 per share for a 15% ownership in a race horse from an entity owned by a related part. Because this horse was acquired from a related party the horse was booked at predecessor cost, or $900 in accordance with APB
16. (See Note 4 - Related party Events) with the remaining $79,100 expensed to compensation.

Wall Street Racing Stables, Inc.
Notes to Financial Statements
For the Year Ended June 30, 1997


In May 1996, the Company closed out a private offering in which it sold
25,250 units and raised $50,500 less $6,309 in deferred offering costs, each unit consisting of two shares of common stock and one warrant exercisable within twelve months from the date of the purchase of the unit to buy one share of common stock for $2.00.

The Company raised an additional $58,500 from the sale of a second private placement which closed in February 1997. It sold 29,250 units, each unit consisting of two shares of common stock and one warrant which can be exercised for $2.00 per share within twelve months of the purchase of the unit.


Note 3 - Income Taxes

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109) effective January 1, 1993. The statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. In addition, SFAS 109 requires the recognition of future tax benefits, such as net operating loss carry forwards (NOLs), to the extent that realization of such benefits are more likely than not. There was no cumulative effect of this accounting change at the time of adoption.

The Company has a tax NOL of approximately $146,711 at June 30, 1997. This carry forward will expire in 2010 and 2011.

The components of the net deferred tax asset recognized in the accompanying balance sheet are as follows:

     Deferred tax asset                 $29,342
     Valuation allowance                 29,342
                                        -------
                                        $  -0-
                                        =======

The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred tax asset are as follows:

                                             Temporary           Tax
                                             Difference          Effect
                                             ----------          ------

      Net operating loss carry forward         $146,711          $29,342
                                               ========          =======

Wallstreet Racing Stables, Inc.
Notes to Financial Statements
For the Year Ended June 30, 1997


Note 4 - Related Party Events

The Company leases office space and secretarial services from a company owned by the officers of the Company for $500 per month on a month to month basis. The facilities are located at 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918.

The Company has purchased race horses from an entity owned by its officers and directors for $15,000 in cash and 128,000 shares of common stock. The common stock that was issued as part of the transaction went to various individuals in the related entity.

The race horses purchased from the related entity during the fiscal year ended June 30, 1996 were booked at the predecessors cost in accordance with APB 16, interpretation #39.


Note 5 - Officer Compensation

During the year ended June 30, 1997 Company management contributed $24,000 in services and $12,000 in services for the period July 18, 1995 through June 30, 1996 which have been recorded as a contribution of equity.


Note 6 - Subsequent Events

The Company plans to file a form SB-2 with the Securities and Exchange Commission and raise up to $500,000 by selling 500,000 shares of $.001 par value common stock for $1.00 on a best efforts basis.

Note 7 - Unaudited Financial Information

The information furnished herein was taken from the books and records of the Company without audit. The Company believes, however, that it has made all adjustments necessary to reflect properly the results of operations for the three month interim period ended September 30, 1997. The adjustments consist only of normal reoccurring accruals. The results of operations for the three month interim period ended September 30, 1997, are not necessarily indicative of the results to be expected for the year ended June 30, 1998.

Asset Acquisitions
In September 1997 the Company purchased another race horse.

Advances From Related Parties
Subsequent to September 30, 1997, shareholders advanced an additional $31,233 in cash to the Company in the form of Debt. The balance payable to the shareholders at December 31, 1997 was $46,233.

                            PART II

             Information Not Required in Prospectus


Item 24.  Indemnification of Officers and Directors

     Under Section 7-109-102 of the Colorado Business Corporation Act (the "Act") and Article IX of the Registrant's Articles of Incorporation filed as Exhibit 3.1 to this Registration Statement, the Registrant's directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "1933 Act") and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 25.   Other Expenses of Issuance and Distribution

     All expenses of the offering, presently estimated not to exceed $20,000 in the aggregate, are as follows:

               S.E.C. Registration Fee            $184.55
               NASD Filing Fee                      -0-
               Blue Sky Filing Fees
                 and Expenses                     1,000*
               Accounting Fees and Expenses       5,000*
               Legal Fees and Expenses            10,000
               Transfer Agent Fees
                 and Expenses                     1,000*
               Printing Fees and Expenses         500*
               Miscellaneous Expenses             2315.45

                    TOTAL                         $20,000
________________

*    Indicates estimates for purposes of this filing.
_______________

                               II - 1



Item 26.  Recent Sales of Unregistered Securities

     Since July 19, 1995, the Company has made sales of its Common Shares or other securities to the following persons for cash or other consideration indicated, which sales were not registered under the 1933 Act.


                                        Number of
                                        Common       Date of     Total
Name or Description of Purchasers       Shares       Issuance    Consideration


1.   Raymond E. McElhaney(1)            250,000      7/19/95     $2,500
2.   Bill M. Conrad(1)                  250,000      7/19/95     $2,500
3.   Ronald R. McGinnis                  25,000      8/09/95     $2,500
4.   Clifford Thygesen                   25,000      8/09/95     $2,500
5.   Wayne Bamford                       25,000      8/09/95     $2,500
6.   Dewey L. Williams                   25,000      8/09/95     $2,500
7.   Wallstreet Racing Stables III, a    48,000      1/01/96     $24,000
     Colorado General Partnership
8.   Wallstreet Racing Stables III, a    80,000      1/01/96     $80,000
     Colorado General Partnership
9.   Qualified Investors(2)              50,500      3/22/96     $50,500
10.  Qualified Investors(2)              58,500      10/4/96     $58,500
11.  Overton, Babiarz & Sykes, P.C.      10,000      8/15/96      $7,500

---------------------------

1. In February of 1996, Messrs. McElhaney and Conrad each returned to the Company 75,000 Common Shares for no consideration.

2. On March 22, 1996 and October 4, 1996, the Company offered units consisting of Common Shares and Warrants to qualified investors pursuant to the non-public offering exemption from registration with the Securities and Exchange Commission provided by Regulation D, Rule 504 of the 1933 Act.

---------------------------

     The Company commenced its initial capitalization in July, 1995 by issuing 500,000 Common Shares to the individuals and for the consideration set forth at Nos. 1-2 of the foregoing table. On August 9, 1995 the Company issued an aggregate total of 100,000 Common Shares to the individuals and for the consideration set forth at Nos. 3-6. On January 1, 1996 in connection with the Company's purchase of Broker John, the Company issued a total of 48,000 Common Shares as reflected in No. 7 above. For the purposes of this transaction, the Common Shares were valued at $.50 per share. Also effective on January 1, 1996 in connection with the Company's purchase of Da Hoss, the Company issued a total of 80,000 Common Shares as reflected in No. 8 above. For the purposes of this transaction, the Common Shares were valued at $1.00 per share. On March 22, 1996, the Company commenced a private placement of its securities. As reflected in No. 9 above, the Company realized proceeds from that offering of $50,500 representing the purchase of 50,500 Units, each consisting of one Common Share and one Warrant of the Company, by certain individuals and entities determined to be "qualified investors" as that term was defined in the Private Placement Memorandum, dated March 22, 1996. On October 4, 1996, the Company commenced its second non-public offering of

                                 II - 2



securities. As reflected in No. 10 above, the Company realized proceeds from that offering of $58,500 representing the purchase of 58,500 similar Units of the Company by certain individuals and entities determined to be "qualified investors" as that term was defined in the Private Placement Memorandum, dated October 4, 1996. Qualified investors include those individuals or entites who
(a) have (i) gross income of at least $50,000 per annum and a net worth in excess of $100,000, exclusive of home, furnishings and automobiles, or are purchasing in a fiduciary capacity for a person or entity having such an income and net worth; or (ii) have a net worth in excess of $500,000, exclusive of home, furnishings and automobiles, or are purchasing in a fiduciary capacity for a person or entity having such an income and net worth; or (iii) in the case of a IRA or a qualified retirement plan fiduciary, are purchasing in a fiduciary capacity for a person or entity who meets the suitabilities set forth in clause (i) or (ii) above; and (b) can bear the economic risk of an investment for an indefinite period of time, can afford a substantial loss of his for her investment and have sufficient knowledge and experience in financial matters that they are capable of evaluating the financial aspects of the investment.

     In connection with the non-public offerings of the Company's securities referenced in Nos. 9 and 10 above, the Company relied on Regulation D, Rule 504 of the 1933 Act for an exemption from the registration requirements for such securities. The Units sold in those offerings were issued pursuant to private placement memoranda. Each investor in these offerings was required to meet or exceed certain conditions contained within the Private Placement Memoranda which were included to ensure that the investor was qualified to purchase such securities. Each investor was able to fend for himself in the transaction. Furthermore, each investor was furnished with information concerning the proposed operation of the Company and each had the opportunity to verify the information supplied. The securities issued to said investors did not contain a legend restricting the transfer of said shares.

     In connection with the offerings not covered under Regulation D, Rule 504, the Company relied on exemptions from the registration requirements contained at Section 4(2) and/or 3(b) of the 1933 Act. Each of the purchasers was a sophisticated investor and the Company obtained a representation from such individuals or entites to that effect. The Company obtained a representation from each investor of his intent to acquire the shares of the Company for the purpose of investment only and not with a view toward resale or redistribution thereof. Finally, each certificate was embossed with a legend restricting transfer and the Company has issued stop transfer instructions with regard to those shares.

     The firm of Overton, Babiarz & Sykes, P.C. received 10,000 shares of Common Stock in consideration for legal services rendered to the Company.
For the purposes of this transaction, the shares were considered to have been issued for the sum of $.75 per share.

Item 27.  Exhibits

     The following is a complete list of exhibits filed ^ as part of this Registration Statement.

1         Not applicable.

2         Not applicable.

                                 II - 3



3.1       Articles of Incorporation of the Company as filed
          July 18, 1995 with the Secretary of State of the State of Colorado.

3.2 Articles of Amendment to the Articles of Incorporation of the Company as filed September 18, 1995 with the Secretary of State of Colorado

3.3       Bylaws of the Company.

3.4       Amendment to the Bylaws of the Company.

4.1       Non-Qualified Stock Option and Grant Plan dated August 1, 1995.

4.2       Form of Certificate for Common Shares, $.0001 par value per share.

4.3       Form of Warrant.

4.4       Form of Warrant Agreement between the Company and Corporate Stock
          Transfer.

5 Opinion of Overton, Babiarz & Sykes, P.C., 7720 E. Belleview Ave., Suite 200, Englewood, Colorado 80111, regarding the legality of the securities registered under this Registration Statement.

6         Not applicable.

7         Not applicable.

8         Not applicable.

9         Not Applicable.

10 Purchase and Sale Agreement between the Company and Wallstreet Racing Stables III dated January 1, 1996.

10.1      Employment Agreement with Raymond E. McElhaney dated June 1, 1997.

10.2      Employment Agreement with William M. Conrad dated June 1, 1997.

10.3      Form of Promissory Note between the Company and certain investors.

11        Not applicable.

12        Not applicable.

13        Not applicable.

                                II- 4

14        Not applicable.

15        Not applicable.

16        Not applicable.

21        Not applicable.

22        Not Applicable.

24.1 Consent of Overton, Babiarz & Sykes, P.C., counsel for the Registrant, to the use of their opinion with regard to the legality of the securities covered by the Registration Statement and to the references to such firm in the Prospectus filed as part of the Registration Statement is contained in such opinion as
          Exhibit 5 to this Registration Statement.

24.2* Consent of Kish, Leake & Associates, independent certified public accountants for the Registrant.

25        Not applicable.

26        Not applicable.

27*       Financial Data Schedule for the unaudited period end September 30,
          1997.

28        Not applicable.

29        Not applicable.

________________________________

*    Filed herewith.

________________________________

Item 28.  Undertakings

     The Registrant hereby undertakes to:

          (1) File, during any period in which it offers sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                              II - 5

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               II - 6



                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned thereunto duly authorized in Colorado Springs, Colorado on the 5th. day of February, 1998.


                              WALLSTREET RACING STABLES, INC.



                              By:  /s/ Raymond E. McElhaney
                                   Raymond E. McElhaney, President,
                                   Chief Executive Officer, Chief
                                   Financial Officer and Chairman of the
                                   Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signatures                  Title                                Date



/s/ Raymond E. McElhaney    President, Chief Executive Officer,  02/05/98
Raymond E. McElhaney        Chief Financial Officer and
                            Chairman of the Board of Directors


/s/ Bill M. Conrad          Vice President, Secretary, Treasurer 02/05/98
Bill M. Conrad              and Director


/s/ Ronald R. McGinnis      Vice President-Corporate Development 02/05/98
Ronald R. McGinnis          and Director


/s/ Clifford C. Thygesen    Director                             02/05/98
Clifford C. Thygesen


/s/ Wayne Bamford           Director                             02/05/98
Wayne Bamford